Form 10KSB, Exhibit 13
period 2002-12-31
COMMUNITY FIRST INC
filed 2003-03-28
CIK 1179500

                                                                    EXHIBIT 13.1


                       CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001



                                    CONTENTS


REPORT OF INDEPENDENT AUDITORS ................................     1


FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS ..............................     2

     CONSOLIDATED STATEMENTS OF OPERATIONS ....................     3

     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY     4

     CONSOLIDATED STATEMENTS OF CASH FLOWS ....................     5

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ...............     6

REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Community First, Inc.
Columbia, Tennessee

We have audited the consolidated balance sheet of Community First, Inc. as of December 31, 2002 , and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

The consolidated balance sheet of Community First, Inc. as of December 31, 2001, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended were audited by Heathcott and Mullaly, P.C., who merged with Crowe Chizek and Company LLP as of April 1, 2002, and whose report dated January 24, 2002 expressed an unqualified opinion on the statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community First, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



                                        Crowe, Chizek and Company LLP

Brentwood, Tennessee
January 23, 2003




                                                                              1.

                              COMMUNITY FIRST, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001



($ amounts in thousands, except share data)
                                                                         2002           2001
                                                                      ---------      ---------
ASSETS
Cash and due from banks                                               $   5,743      $   3,609
Federal funds sold                                                        9,153             --
                                                                      ---------      ---------
     Cash and cash equivalents                                           14,896          3,609
Securities available for sale                                            18,563         21,745
Loans held for sale                                                       3,316          1,856
Loans                                                                   133,206         97,299
Allowance for loan losses                                                (1,773)        (1,328)
                                                                      ---------      ---------
   Net loans                                                            131,433         95,971
                                                                      ---------      ---------

Premises and equipment                                                    3,905          3,779
Accrued interest receivable                                                 731            757
Federal Home Loan Bank stock                                                361            200
Other assets                                                                750            484
                                                                      ---------      ---------

     Total assets                                                     $ 173,955      $ 128,401
                                                                      =========      =========

LIABILITIES SHAREHOLDERS' EQUITY
Deposits
   Noninterest-bearing                                                $  13,891      $   9,763
   Interest-bearing                                                     137,957        101,454
                                                                      ---------      ---------
     Total deposits                                                     151,848        111,217

Federal funds purchased                                                      --            720
Federal Home Loan Bank advances                                           6,000          4,000
Trust preferred securities                                                3,000             --
Accrued interest payable                                                    446            649
Other liabilities                                                           509            402
                                                                      ---------      ---------
   Total liabilities                                                    161,803        116,988

Shareholders' equity
   Common stock, $10 par value, authorized 1,500,000 shares;
     574,453 shares issued in 2002, 572,753 shares issued in 2001         5,745          5,728
   Additional paid-in capital                                             5,745          5,728
   Retained earnings (accumulated deficit)                                  542           (208)
   Accumulated other comprehensive income                                   120            165
                                                                      ---------      ---------
     Total shareholders' equity                                          12,152         11,413
                                                                      ---------      ---------

     Total liabilities and shareholders' equity                       $ 173,955      $ 128,401
                                                                      =========      =========

          See accompanying notes to consolidated financial statements.


                                                                              2.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           DECEMBER 31, 2002 AND 2001


($ amounts in thousands, except per share data)
                                                          2002        2001
                                                        -------     -------
Interest income
   Loans, including fees                                $ 8,037     $ 7,022
   Securities                                               842       1,205
   Federal funds sold                                        78         157
                                                        -------     -------
     Total interest income                                8,957       8,384

Interest expense
   Deposits                                               3,533       4,400
   Federal Home Loan Bank advances                          249          31
   Other                                                     55          --
                                                        -------     -------
     Total interest expense                               3,837       4,431
                                                        -------     -------

NET INTEREST INCOME                                       5,120       3,953
Provision for loan losses                                   683         594
                                                        -------     -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES       4,437       3,359

Noninterest income
   Service charges on deposit accounts                      664         539
   Credit life insurance commissions                         27          23
   Mortgage banking activities                              457         307
   Securities gains                                         104         139
   Other                                                    147         112
                                                        -------     -------
     Total other income                                   1,399       1,120

Noninterest expenses
   Salaries and employee benefits                         2,082       1,768
   Occupancy                                                256         206
   Furniture and equipment                                  378         327
   Data processing fees                                     451         350
   Advertising and public relations                         228         217
   Other                                                  1,205       1,033
                                                        -------     -------
     Total other expenses                                 4,600       3,901
                                                        -------     -------

INCOME BEFORE INCOME TAXES                                1,236         578
Income taxes (benefits)                                     486         (45)
                                                        -------     -------
NET INCOME                                              $   750     $   623
                                                        =======     =======

Net income per share
   Basic                                                $  1.31     $  1.09
   Diluted                                                 1.23        1.02

          See accompanying notes to consolidated financial statements.


                                                                              3.

                              COMMUNITY FIRST, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                           DECEMBER 31, 2002 AND 2001


($ amounts in thousands)                                                                Retained       Accumulated
                                                                        Additional      Earnings          Other          Total
                                                          Common         Paid-In     (Accumulated    Comprehensive    Shareholders'
                                           Shares          Stock         Capital        Deficit)         Income          Equity
                                           ------          -----         -------        --------         ------          ------

Balance at January 1, 2001                  572,753       $  5,728       $  5,728       $   (831)       $    196        $ 10,821

Comprehensive income
   Net income                                    --             --             --            623              --             623
   Other comprehensive income
     Change in unrealized gain (loss)
       on securities available for sale          --             --             --             --              55
                                                                                                                              55
     Reclassification adjustment for
       gains included in net income,
       net of $53 in income taxes                --             --             --             --             (86)            (86)
                                                                                                                        --------

Total comprehensive income                       --             --             --             --              --             592
                                           --------       --------       --------       --------        --------        --------

Balance at December 31, 2001                572,753          5,728          5,728           (208)            165          11,413
                                           --------       --------       --------       --------        --------        --------


Issuance of 1,700 shares of common
   stock for the exercise of stock
   options                                    1,700             17             17             --              --              34
Comprehensive income
   Net income                                    --             --             --            750              --             750
   Other comprehensive income
     Change in unrealized gain (loss)
       on securities available for sale          --             --             --             --              18
                                                                                                                              18
     Reclassification adjustment for
       gains included in net income,
       net of $41 in income taxes                --             --             --             --             (63)            (63)
                                                                                                                        --------

Total comprehensive income                       --             --             --             --              --             705
                                           --------       --------       --------       --------        --------        --------

Balance at December 31, 2002                574,453       $  5,745       $  5,745       $    542        $    120        $ 12,152
                                           ========       ========       ========       ========        ========        ========


          See accompanying notes to consolidated financial statements.


                                                                              4.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           DECEMBER 31, 2002 AND 2001



($ amounts in thousands)                                                             2002            2001
                                                                                   --------        --------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                      $    750        $    623
   Adjustments to reconcile net income
     to net cash used by operating activities
       Depreciation and amortization                                                    395             343
       Provision for loan losses                                                        683             594
       Deferred tax benefits                                                            (86)            (45)
     Mortgage loans originated for sale                                             (23,264)        (16,145)

       Proceeds from sale of mortgage loans                                          22,122          14,685
     Gain on sale of loans                                                             (318)           (233)

     Net accretion of securities                                                          9             (75)

     Securities gains                                                                  (104)           (139)

     FHLB stock dividends                                                               (14)            (10)

       Decrease in accrued interest receivable                                           26              10
     Decrease in accrued interest payable                                              (203)            (77)

     Increase in other assets                                                          (249)           (239)

       Other, net                                                                       148             214
                                                                                   --------        --------
         Net cash from operating activities                                            (105)           (494)

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of securities available for sale                                       (19,279)        (17,705)
   Principal payments for securities available for sale                               1,283              --
   Proceeds from sales of securities available for sale                               8,784           5,111


          See accompanying notes to consolidated financial statements.


                                                                              5.

                             COMMUNITY FIRST, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           DECEMBER 31, 2002 AND 2001

   Proceeds from maturities and redemptions of securities available for sale         12,415           8,232
   Purchase of FHLB stock                                                              (147)            (89)
   Net increase in loans                                                            (36,145)        (30,752)
   Purchases of premises and equipment                                                 (465)           (100)
                                                                                   --------        --------
     Net cash from investing activities                                             (33,554)        (35,303)

CASH FLOWS FROM FINANCING ACTIVITIES
   Increase in deposits                                                              40,632          23,465
   Increase (decrease) in federal funds purchased                                      (720)            720
   Proceeds from FHLB advances                                                        2,000           4,000
   Issuance of trust preferred securities                                             3,000              --
   Proceeds from issuance of common stock                                                34              --
                                                                                   --------        --------
     Net cash from financing activities                                              44,946          28,185
                                                                                   --------        --------

Net increase (decrease) in cash and cash equivalents                                 11,287          (7,612)

Cash and cash equivalents at beginning of period                                      3,609          11,221
                                                                                   --------        --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                         $ 14,896        $  3,609
                                                                                   ========        ========

Supplemental disclosures of cash flow information
   Cash paid during year for:
     Interest                                                                      $  4,040        $  4,508
     Income taxes                                                                       528              15

          See accompanying notes to consolidated financial statements.





                                                                              6.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Community First, Inc. and its wholly-owned subsidiaries, Community First Bank & Trust and Community First Capital Trust I, together referred to as "the Company". Intercompany transactions and balances are eliminated in consolidation. Footnote tables are presented in thousands, except share and per share data.

The Company provides financial services through its offices in Maury county. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold.

On August 1, 2002, Community First Bank & Trust (the Bank) became a wholly-owned subsidiary of Community First, Inc. (the Company), a one-bank holding company. The Company was formed through an internal reorganization in which the shareholders of the Bank became shareholders of the Company receiving one share of Company common stock for each share of Bank stock owned. In an internal reorganization, the historical cost basis of assets and liabilities is carried forward.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income. Other securities such as Federal Home Loan Bank stock are carried at cost which approximates fair value.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.



                                                                              7.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 40 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 5 to 7 years.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.


                                                                              8.

Mortgage Banking Activities: The Bank originates mortgage loans for sale and these loans are carried at the lower of cost or fair value, determined on an aggregate basis. Generally, these loans are sold at origination in a manner designed to minimize market risk directly related to interest rate movements. Origination fees are recorded as income when the loans are sold to third party investors.

Off-Balance Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Newly Issued But Not Yet Effective Accounting Standards: New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they will not have a material impact on the Company's financial condition or results of operations.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $520,000 was required to meet regulatory reserve and clearing requirements at year-end 2002. These balances do not earn interest.

Fair Value of Financial Instruments: Fair value of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.


                                                                              9.

Benefit Plan: The Bank maintains a Simple IRA plan for all employees. The Bank matches up to 3% of wages. The Bank contributed $28,000 in 2002 and $25,000 in 2001.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

                                                                                  2002         2001
                                                                                  ----         ----
   Net income                                                 As reported         $ 750        $ 623
     Deduct:  Stock-based compensation expense
       determined under fair value based method                                     120          259
                                                                                  -----        -----
                                                                Pro forma           630          364

   Basic income per share                                     As reported          1.31         1.09
                                                                Pro forma          1.09         0.63

   Diluted income per share                                   As reported          1.23         1.02
                                                                Pro forma          1.03         0.60

In calculating the pro forma disclosures, the fair value of the options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following assumptions used for the 2002 grant: dividend yield of 0 percent and risk free interest rate of 5.38 percent , and an expected life of 6 years. No assumption was made for estimated volatility since it is not feasible to determine this assumption for an entity whose stock is not actively traded. The weighted-average fair value of options granted during 2002 was $10.48 per share. No options were granted in 2001.




                                                                             10.

The fair value of securities available for sale and the related gross unrealized gains and losses are as follows:

                                                        Gross          Gross
                                          Fair       Unrealized     Unrealized
                                          Value         Gains         Losses
                                         -------       -------       -------
2002
    U.S. Government and federal agency   $14,635       $   129       $   (11)
    Mortgage-backed securities             2,204            78            --
    Other debt securities                  1,498             3            (5)
    Equity securities                        226            --            --
                                         -------       -------       -------

       Total                             $18,563       $   210       $   (16)
                                         =======       =======       =======

2001
    U.S. Government and federal agency   $14,432       $   285       $    (9)
    Mortgage-backed securities             5,126            43           (19)
    Other debt securities                  1,982            --           (32)
    Equity securities                        205            --            --
                                         -------       -------       -------

       Total                             $21,745       $   328       $   (60)
                                         =======       =======       =======


The fair value of debt securities at December 31, 2002, by contractual maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                 Fair Value

Due in one year or less                            $   513
Due after one through five years                    13,617
Due after five through ten years                       505
Due after ten years                                  1,498
Mortgage-backed securities                           2,204
Equity securities                                      226
                                                   -------

   Total                                           $18,563
                                                   =======

Gross gains of $104,000 and $139,000 were recognized from sale of securities in 2002 and 2001. Securities carried at $8,812,000 and $18,012,000 at December 31, 2002 and 2001, were pledged to secure deposits and for other purposes as required or permitted by law.


                                                                             11.

NOTE 3 - LOANS

A summary of loans outstanding by category at December 31, 2002 and 2001 follows:

                                                                 2002          2001
                                                               --------      --------
     Real estate
         Construction                                          $ 28,897      $ 18,710
         1-4 family residential                                  39,067        26,915
         Commercial                                              36,315        26,377
         Other                                                      376            --
     Commercial, financial and agricultural                      18,918        15,579
     Consumer                                                     9,262         9,429
     Other                                                          371           289
                                                               --------      --------
                                                               $133,206      $ 97,299
                                                               ========      ========

Changes in the allowance for loan losses were as follows:

     Balance at beginning of year      $ 1,328       $   897
       Provision for loan losses           683           593
       Loans charged off                  (271)         (179)
       Recoveries                           33            17
                                       -------       -------

     Balance of end of year            $ 1,773       $ 1,328
                                       =======       =======


At December 31, 2002 and 2001 or during the years then ended there were no loans classified as impaired.


Nonperforming loans were as follows:
                                                       2002      2001
                                                       ----      ----

     Loans past due over 90 days still on accrual      $407      $801
     Nonaccrual loans                                    28        58

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

                                                                             12.

NOTE 4 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment as of December 31, 2002 and 2001.

                                             2002          2001
                                           -------       -------

     Land                                  $ 1,326       $ 1,326
     Buildings and improvements              1,780         1,652
     Furniture and equipment                 1,625         1,288
                                           -------       -------
                                             4,731         4,266
     Less: Allowance for depreciation         (826)         (487)
                                           -------       -------

                                           $ 3,905       $ 3,779
                                           =======       =======

Depreciation expense for 2002 and 2001 was $339,000 and $283,000.

Rent expense was $64,000 and $40,000 for 2002 and 2001. Rent commitments under noncancelable operating leases were as follows.


     2003                            $46,800
     2004                             31,800
     2005                             11,968
                                     -------
                                     $90,568
                                     =======

NOTE 5 - DEPOSITS

Deposits at December 31, 2002 and 2001 are summarized as follows:

                                                         2002                   2001
                                                       --------               --------

     Noninterest-bearing demand accounts               $ 13,891               $  9,763
     Interest-bearing demand accounts                    46,450                 27,092
     Savings accounts                                     5,870                  3,514
     Time deposits greater than $100,000                 34,066                 33,143
     Other time deposits                                 51,571                 37,705
                                                       --------               --------

                                                       $151,848               $111,217
                                                       ========               ========

At December 31, 2002, scheduled maturities of time deposits are as follows:

     2003                                  $57,267
     2004                                   13,296
     2005                                    3,723
     2006                                    4,086
     2007                                    7,265
                                           -------
                                           $85,637
                                           =======

                                                                             13.

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES

The Bank has established a line of credit with the Federal Home Loan Bank (FHLB) secured by a blanket pledge of 1-4 family residential mortgage loans. The extent of the line is dependent, in part, on available collateral. The arrangement is structured so that the carrying value of the loans pledged amounts to 135% of the principal balance of the advances from the FHLB. To participate in this program, the Bank is required to be a member of the Federal Home Loan Bank and own stock in the FHLB. The Bank has $361,000 of such stock at December 31, 2002 to satisfy this requirement.

At December 31, 2002 and 2001, advances from the FHLB totaled $6,000,000 and $4,000,000. The interest rates on these advances range from 3.39% to 4.67% for December 31, 2002 and 2001. The weighted average rates for December 31, 2002 and 2001 were 4.23% and 4.09%. The Bank has an undrawn $3,000,000 standby letter of credit with the FHLB as of December 31, 2002. The letter of credit is used as a pledge to the State of Tennessee Bank Collateral Pool. Qualifying loans totaling $12,150,000 were pledged as security under a blanket pledge agreement with the FHLB at December 31, 2002.


Maturities of the advances from the FHLB are as follows:



     2003                                 $1,000
     2004                                  1,000
     2005                                  3,000
     2006                                  1,000
                                          ------
                                          $6,000
                                          ======

Trust Preferred Securities: The Company issued $3,000,000 of 4.75% floating rate obligated mandatory redeemable securities through a special purpose entity as part of a private offering. The securities mature on December 31, 2032, however, the maturity may be shortened to a date not earlier than September 30, 2007. They are presented in liabilities on the balance sheet and count as Tier 1 capital for regulatory capital purposes. Debt issue costs of $62,000 have been capitalized and are being amortized over the term of the securities.


NOTE 7 - INCOME TAXES

The tax effect of each type of temporary difference that gives rise to net deferred tax assets and liabilities is as follows:
                                                       2002        2001
                                                      -----       -----
     Deferred tax assets (liabilities)
          Allowance for loan losses                   $ 544       $ 385
          Pre-opening costs, net of amortization         66          95
          Depreciation                                 (126)        (82)
          Unrealized gain on securities                 (74)       (101)
          Other                                          (2)         (2)
                                                      -----       -----
          Balance at end of year                      $ 408       $ 295
                                                      =====       =====

                                                                             14.

The components of income tax expense (benefit) are summarized as follows:

                                                         2002        2001
                                                        -----       -----
     Current
        Federal                                         $ 471       $ 220
        State                                             101          40
                                                        -----       -----
          Total current taxes                             572         260
                                                        -----       -----

     Deferred
        Federal                                         $ (70)      $ (75)
        State                                             (16)         (9)
                                                        -----       -----
          Total deferred taxes                            (86)        (84)
                                                        -----       -----

     Less change in valuation of allowance related
       to realization of deferred tax assets               --        (221)
                                                        -----       -----

          Income tax expense (benefit)                  $ 486       $ (45)
                                                        =====       =====

A reconciliation of actual income tax expense in the financial statements to the expected tax benefit (computed by applying the statutory Federal income tax rate of 34% to income before income taxes) is as follows:

                                                                     2002       2001
                                                                    -----      -----

     Computed expected tax expense                                  $ 420      $ 196
     State income taxes, net of effect of federal income taxes         56         23
     Change in valuation allowance                                     --       (221)
     Other, net                                                        10        (43)
                                                                    -----      -----

       Income tax expense (benefit)                                 $ 486      $ (45)
                                                                    =====      =====


NOTE 8 - REGULATORY MATTERS

The Bank's regulatory reserve requirement at December 31, 2002, was satisfied by teller and vault cash.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank and the Company are required to meet specific capital adequacy guidelines that involve quantitative measures of a bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a material effect on the Bank's financial condition.


                                                                             15.

The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The risk-based guidelines are based on the assignment of risk weights to assets and off-balance sheet items depending on the level of credit risk associated with them. In addition to minimum capital requirements, under the regulatory framework for prompt corrective action, regulatory agencies have specified certain ratios an institution must maintain to be considered "undercapitalized", "adequately capitalized", and "well capitalized". As of December 31, 2002, the most recent notification from the Bank's regulatory authority categorized the Bank as "well capitalized". There are no conditions or events since that notification that management believes have changed the Bank's category.


The Bank and the Company's capital amounts and ratios at December 31, 2002 and 2001 are as follows:

                                                                                      To Be Well
                                                                                  Capitalized Under
                                                                 For Capital      Prompt Corrective
                                              Actual          Adequacy Purposes   Action Provisions
2002                                    Amount      Ratio    Amount       Ratio   Amount      Ratio
----                                    ------      -----    ------       -----   ------      -----
Total Capital to risk weighted assets
   Bank                                 $16,602     12.27%   $10,821      8.00%   $13,527     10.00%
   Consolidated                          16,724     12.36%    10,825      8.00%    13,531     10.00%

Tier 1 to risk weighted assets
   Bank                                 $14,910     11.02%   $ 5,411      4.00%   $ 8,116      6.00%
   Consolidated                          15,032     11.11%     5,412      4.00%     8,118      6.00%

Tier 1 to average assets
   Bank                                 $14,910      8.97%   $ 6,650      4.00%   $ 8,313      5.00%
   Consolidated                          15,032      9.04%     6,654      4.00%     8,317      5.00%

2001
----
Total Capital to risk weighted assets
   Bank                                 $12,117     12.18%   $ 7,962      8.00%   $ 9,952     10.00%

Tier 1 to risk weighted assets
   Bank                                 $10,872     10.92%   $ 3,981      4.00%   $ 5,971      6.00%

Tier 1 to average assets
   Bank                                 $10,872      8.92%   $ 4,877      4.00%   $ 6,096      5.00%




NOTE 9 - OFF-BALANCE  SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.


                                                                             16.

The contractual amount of financial instruments with off-balance sheet risk was as follows at year end 2002.

                                             Fixed               Variable
                                             Rate                  Rate
                                           -------               -------
Commitments to extend credit               $ 3,084               $17,119
Letters of credit                            1,730                    --

These commitments are generally made for periods of one year or less. The fixed rate loan commitments have interest rates ranging from 3.75% to 9.00%.


NOTE 10 - STOCK OPTIONS

The Company established an Incentive Stock Option Plan for certain members of management and employees and an Organizers' Non-Qualified Stock Option Plan effective May 17, 1999. The plans granted options to key employees and directors. Exercise price is the market price at the date of grant, so there is no compensation expense recognized in the income statement. The organizer and employee options vest ratably over three years, and the management options vest ratably over six years. At December 31, 2002, there were options to purchase 29,050 shares pursuant to the organizers and employee option agreements and options to purchase 47,650 shares pursuant to the management option agreement. All options expire within ten years from the date of grant.

A summary of the status of the Company's stock option plans for the two years ended December 31, 2002 and the changes during those years is presented below:

                                        Total Option  Exercisable    Weighted
                                           Shares       Options       Average
                                        Outstanding   Outstanding   Exercise Price
                                        -----------   -----------   --------------

Outstanding at January 1, 2001            73,150        15,375       $   20.00
   Options granted                            --            --              --
   Options which became exercisable           --        17,486           20.00
                                         -------       -------       ---------

Outstanding at December 31, 2001          73,150        32,861           20.00
   Options granted                         5,250            --           38.00
   Options exercised                      (1,700)       (1,700)          20.00
   Options which became exercisable           --        16,464           20.00
                                         -------       -------       ---------

Outstanding at December 31, 2002          76,700        47,625       $   21.23
                                         =======       =======       =========


                                                                             17.

Options outstanding at year-end 2002 were as follows:

                                                          Weighted Average
                                                              Remaining
                  Exercise             Outstanding           Contractual           Exercisable
                   Prices                Options                Life                 Options
                  --------             -----------        ----------------         -----------

                     $ 20                  71,450            6.4 years               47,625
                     $ 38                   5,250            9.4 years                   --
                                           ------                                    ------

Outstanding at year end                    76,700                                    47,625


NOTE 11 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in 2002 were as follows:

     Beginning balance                                        $1,075
     New loans                                                 3,682
     Effect of changes in related parties                       (152)
     Repayments                                                 (677)
                                                              ------

     Ending balance                                           $3,928
                                                              ======

Deposits from principal officers, directors, and their affiliates at year-end 2002 and 2001 were $3,088,000 and $3,369,000.



NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issue. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. The fair value of off-balance sheet loan commitments is considered nominal.


                                                                             18.

The estimated fair value of the Bank's financial instruments are as follows at December 31, 2002 and 2001:

                                                       2002                        2001
                                                       ----                        ----

                                             Carrying       Fair         Carrying        Fair
                                              Amount        Value         Amount         Value
                                              ------        -----         ------         -----
Financial assets
     Cash and cash equivalents               $ 14,896      $ 14,896      $  3,609      $  3,609
     Securities available for sale             18,563        18,563        21,745        21,745
     Loans held for sale                        3,316         3,316         1,856         1,856
     Loans, net of allowance                  131,433       132,979        95,971        97,804
     Accrued interest receivable                  731           731           757           757
     Federal Home Loan Bank stock                 361           361           200           200

Financial liabilities
     Deposits with defined maturities        $ 85,629      $ 87,726      $ 70,849      $ 72,005
     Deposits with undefined maturities        66,219        66,219        40,368        40,368
     Accrued interest payable                     446           446           649           649
     Federal funds purchased                       --            --           720           720
     FHLB advances                              6,000         6,000         4,000         4,000
     Trust preferred securities                 3,000         3,000            --            --



NOTE 13 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Selected quarterly results of operations for each of the four quarters ended December 31, 2002 are as follows:

                                                          Three Months Ended
                                             March 31     June 30    Sept. 30    Dec. 31
                                             --------     -------    --------    -------
2002:                                         (in thousands, except per share amounts)

Interest income                               $2,068      $2,131      $2,311      $2,447
Interest expense                                 929         870         971       1,067
                                              ------      ------      ------      ------
Net interest income                            1,139       1,261       1,340       1,380
Provision for loan losses                         97         146         174         266
Other income                                     283         419         323         374
Other expense                                  1,115       1,139       1,220       1,126
                                              ------      ------      ------      ------
Income before income tax                         210         395         269         362
Income taxes                                      82         155         106         143
                                              ------      ------      ------      ------
Net income                                    $  128      $  240      $  163      $  219

Earnings per common share                     $ 0.22      $ 0.42      $ 0.28      $ 0.38
Diluted earnings per common share               0.21        0.39        0.27        0.36
Cash dividends declared per common share          --          --          --          --


                                                                             19.

Selected quarterly results of operations for each of the four quarters ended December 31, 2001 are as follows:

                                                            Three Months Ended
                                              March 31     June 30     Sept. 30      Dec. 31
                                              --------     -------     --------      -------
2001:                                            (in thousands, except per share amounts)

Interest income                               $ 2,031      $ 2,092      $ 2,115      $ 2,146
Interest expense                                1,134        1,136        1,123        1,038
                                              -------      -------      -------      -------
Net interest income                               897          956          992        1,108
Provision for loan losses                         124           95          157          218
Other income                                      209          299          321          291
Other expense                                     918          959        1,002        1,022
                                              -------      -------      -------      -------
Income before income tax                           64          201          154          159
Income taxes (benefits)                            --           --           --          (45)
                                              -------      -------      -------      -------
Net income                                    $    64      $   201      $   154      $   204

Earnings per common share                     $  0.11      $  0.35      $  0.28      $  0.36
Diluted earnings per common share                0.11         0.33         0.26         0.32
Cash dividends declared per common share           --           --           --           --


NOTE 14 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

condensed financial information of Community First, Inc. follows:

CONDENSED BALANCE SHEET

($ amounts in thousands)
                                                                         2002
                                                                       -------

ASSETS
     Cash and cash equivalents                                         $    14
     Investment in banking subsidiaries                                 15,030
     Investment in and advances to other subsidiaries                       93
     Other assets                                                          108
                                                                       -------

              Total assets                                             $15,245
                                                                       =======



LIABILITIES AND EQUITY
     Trust preferred securities                                        $ 3,093
     Shareholders' equity                                               12,152
                                                                       -------

              Total liabilities and shareholders' equity               $15,245
                                                                       =======

                                                                             20.

CONDENSED STATEMENTS OF INCOME
($ amounts in thousands)                                                              For the period of August 1
                                                                                       through December 31, 2002
                                                                                       -------------------------

Interest income                                                                                    $  2
Dividends from subsidiaries                                                                         161
                                                                                                   ----
     Total income                                                                                   163

Interest expense                                                                                     55
Other expense                                                                                        66
                                                                                                   ----
     Total expenses                                                                                 121

Income before income tax and undistributed subsidiary income                                         42
Income tax benefit                                                                                   46
Equity in undistributed subsidiary income                                                           220
                                                                                                   ----

     Net income                                                                                    $308
                                                                                                   ====


CONDENSED STATEMENTS OF CASH FLOWS
($ amounts in thousands)                                  For the period of August 1
                                                           through December 31, 2002
                                                           -------------------------

Cash flows from operating activities
     Net income                                                    $   308
     Adjustments:

                                                          Equity in undistributed subsidiary income
                                                                      (220)

         Change in other assets                                       (108)
                                                                   -------
              Net cash from operating activities                       (20)


Cash flows from investing activities
     Investments in and advances to bank subsidiary                 (3,000)
     Investments in and advances to other subsidiary                   (93)
                                                                   -------
         Net cash from investing activities                         (3,093)


                                                                             21.

Cash flows from financing activities
     Issuance of trust preferred securities                          3,093
     Proceeds from stock issue                                          34
                                                                   -------
         Net cash from financing activities                          3,127
                                                                   -------

Net change in cash and cash equivalents                                 14

Beginning cash and cash equivalents                                     --
                                                                   -------

Ending cash and cash equivalents                                   $    14
                                                                   =======


                                                                             22.

NOTE 15 - EARNINGS PER SHARE

The factors used in the earnings per share computation follows:
                                                           2002          2001
                                                         --------      --------

Basic
     Net income                                          $    750      $    623
                                                         ========      ========

         Weighted average common shares outstanding       573,345       572,753
                                                         --------      --------


         Basic earnings per common share                 $   1.31      $   1.09
                                                         ========      ========

Diluted
     Net income                                          $    750      $    623
                                                         ========      ========
         Weighted average common shares outstanding
           for basic earnings per common share            573,345       572,753
         Add:  Dilutive effects of assumed
           exercise of stock options                       36,541        36,575
                                                         --------      --------

         Average shares and dilutive potential
           common shares                                  609,886       609,328
                                                         ========      ========

         Diluted earnings per common share               $   1.23      $   1.02
                                                         ========      ========


No options were antidilutive for 2002 or 2001.


                                                                             23.