Form 10KSB, Exhibit 13
period 2003-12-31
COMMUNITY FIRST INC
filed 2004-03-30
CIK 1179500

                                                                    EXHIBIT 13.1

                              COMMUNITY FIRST, INC.
                        CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

                                    CONTENTS

REPORT OF INDEPENDENT AUDITORS............................................................................        1

FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS..........................................................................        2

     CONSOLIDATED STATEMENTS OF OPERATIONS................................................................        3

     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY...........................................        4

     CONSOLIDATED STATEMENTS OF CASH FLOWS................................................................        5

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...........................................................        6

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Community First, Inc.
Columbia, Tennessee

We have audited the consolidated balance sheets of Community First, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community First, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                        Crowe Chizek and Company LLC

Brentwood, Tennessee
January 30, 2004

                                                                              1.

                              COMMUNITY FIRST, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002

($ amounts in thousands, except share data)

                                                                             2003                   2002
                                                                             ----                   ----
ASSETS
Cash and due from banks                                                   $    4,741             $    5,743
Federal funds sold                                                             6,872                  9,153
                                                                          ----------             ----------
     Cash and cash equivalents                                                11,613                 14,896
Securities available for sale                                                 29,181                 18,563
Loans held for sale                                                            1,077                  3,316
Loans                                                                        172,052                133,206
Allowance for loan losses                                                     (2,249)                (1,773)
                                                                          ----------             ----------
   Net loans                                                                 169,803                131,433
                                                                          ----------             ----------

Premises and equipment                                                         3,640                  3,905
Accrued interest receivable                                                      827                    731
Federal Home Loan Bank stock                                                     392                    361
Other assets                                                                     835                    750
                                                                          ----------             ----------

     Total assets                                                         $  217,368             $  173,955
                                                                          ==========             ==========

LIABILITIES SHAREHOLDERS' EQUITY
Deposits
   Noninterest-bearing                                                    $   20,286             $   13,891
   Interest-bearing                                                          174,953                137,957
                                                                          ----------             ----------
     Total deposits                                                          195,239                151,848

Federal Home Loan Bank advances                                                5,000                  6,000
Subordinated debentures                                                        3,000                  3,000
Accrued interest payable                                                         403                    446
Other liabilities                                                                281                    509
                                                                          ----------             ----------
   Total liabilities                                                         203,923                161,803

Shareholders' equity
   Common stock, $5 par value, authorized 1,500,000 shares;
     1,154,906 shares issued in 2003, 1,148,906 shares issued in 2002          5,775                  5,745
   Additional paid-in capital                                                  5,804                  5,745
   Retained earnings                                                           1,806                    542
   Accumulated other comprehensive income                                         60                    120
                                                                          ----------             ----------
     Total shareholders' equity                                               13,445                 12,152
                                                                          ----------             ----------

     Total liabilities and shareholders' equity                           $  217,368             $  173,955
                                                                          ==========             ==========

          See accompanying notes to consolidated financial statements.

                                                                              2.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

($ amounts in thousands, except per share data)

                                                           2003           2002
                                                           ----           ----
Interest income
   Loans, including fees                                $    9,338     $    8,037
   Securities                                                  592            842
   Federal funds sold                                           70             78
                                                        ----------     ----------
     Total interest income                                  10,000          8,957

Interest expense
   Deposits                                                  3,426          3,533
   Federal Home Loan Bank advances                             250            249
   Other                                                       143             55
                                                        ----------     ----------
     Total interest expense                                  3,819          3,837
                                                        ----------     ----------

NET INTEREST INCOME                                          6,181          5,120
Provision for loan losses                                      614            683
                                                        ----------     ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          5,567          4,437

Noninterest income
   Service charges on deposit accounts                       1,143            664
   Credit life insurance commissions                            24             27
   Mortgage banking activities                                 572            457
   Securities gains                                             29            104
   Other                                                       168            147
                                                        ----------     ----------
     Total other income                                      1,936          1,399

Noninterest expenses
   Salaries and employee benefits                            2,414          2,082
   Occupancy                                                   311            256
   Furniture and equipment                                     477            378
   Data processing fees                                        498            451
   Advertising and public relations                            229            228
   Other                                                     1,522          1,205
                                                        ----------     ----------
     Total other expenses                                    5,451          4,600
                                                        ----------     ----------

INCOME BEFORE INCOME TAXES                                   2,052          1,236
Income taxes                                                   788            486
                                                        ----------     ----------
NET INCOME                                              $    1,264     $      750
                                                        ==========     ==========

Net income per share
   Basic                                                $     1.10     $      .65
   Diluted                                                    1.03            .61

          See accompanying notes to consolidated financial statements.

                                                                              3.

                              COMMUNITY FIRST, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

($ amounts in thousands)

                                                                                       Retained      Accumulated
                                                                        Additional     Earnings        Other          Total
                                                           Common        Paid-In     (Accumulated   Comprehensive  Shareholders'
                                             Shares        Stock         Capital       Deficit)        Income         Equity
                                             ------        -----         -------       --------        ------         ------
Balance at January 1, 2002                  1,145,506     $   5,728     $   5,728     $    (208)     $     165      $  11,413

Issuance of 3,400 shares of common
   stock for the exercise of stock
   options                                      3,400            17            17             -              -             34
Comprehensive income
   Net income                                       -             -             -           750              -            750
   Other comprehensive income
     Change in unrealized gain (loss)
       on securities available for sale             -             -             -             -             18             18
     Reclassification adjustment for
       gains included in net income,
       net of $41 in income taxes                   -             -             -             -            (63)           (63)
                                                                                                                    ---------

Total comprehensive income                          -             -             -             -              -            705
                                            ---------     ---------     ---------     ---------      ---------      ---------

Balance at December 31, 2002                1,148,906         5,745         5,745           542            120         12,152

Issuance of 6,000 shares of common
   stock for the exercise of stock
   options                                      6,000            30            39             -              -             69
Tax benefit arising from the
   exercised stock options                          -             -            20             -              -             20
Comprehensive income
   Net income                                       -             -             -         1,264              -          1,264
   Other comprehensive income
     Change in unrealized gain (loss)
       on securities available for sale             -             -             -             -            (42)           (42)
     Reclassification adjustment for
       gains included in net income,
       net of $11 in income taxes                   -             -             -             -            (18)           (18)
                                                                                                                    ---------

Total comprehensive income                          -             -             -             -              -          1,204
                                            ---------     ---------     ---------     ---------      ---------      ---------

Balance at December 31, 2003                1,154,906     $   5,775     $   5,804     $   1,806      $      60      $  13,445
                                            =========     =========     =========     =========      =========      =========

          See accompanying notes to consolidated financial statements.

                                                                              4.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

($ amounts in thousands)

                                                                                    2003          2002
                                                                                    ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                    $    1,264    $      750
   Adjustments to reconcile net income
     to net cash used by operating activities
   Depreciation and amortization                                                        611           404
   Provision for loan losses                                                            614           683
   Deferred tax benefits                                                               (121)          (86)
   Mortgage loans originated for sale                                               (30,142)      (23,264)
   Proceeds from sale of mortgage loans                                              32,381        21,804
   Securities gains                                                                     (29)         (104)
   FHLB stock dividends                                                                 (14)          (14)
   Decrease (increase) in accrued interest receivable                                   (96)           26
   Decrease in accrued interest payable                                                 (43)         (203)
   Increase in other assets                                                             (70)         (249)
       Other, net                                                                       (12)          148
                                                                                 ----------    ----------
         Net cash from operating activities                                           4,343          (105)

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of securities available for sale                                       (38,083)      (19,279)
   Principal payments for securities available for sale                               1,606         1,283
   Proceeds from sales of securities available for sale                                 499         8,784
   Proceeds from maturities and redemptions of securities available for sale         25,000        12,415
   Purchase of FHLB stock                                                               (17)         (147)
   Net increase in loans                                                            (38,999)      (36,145)
   Purchases of premises and equipment                                                 (112)         (465)
                                                                                 ----------    ----------
     Net cash from investing activities                                             (50,106)      (33,554)

CASH FLOWS FROM FINANCING ACTIVITIES
   Increase in deposits                                                              43,391        40,632
   Decrease in federal funds purchased                                                    -          (720)
   Proceeds from FHLB advances                                                            -         2,000
   Payments on FHLB advances and other debt                                          (1,000)            -
   Proceeds from subordinated debentures                                                  -         3,000
   Proceeds from issuance of common stock                                                89            34
                                                                                 ----------    ----------
     Net cash from financing activities                                              42,480        44,946
                                                                                 ----------    ----------

Net increase (decrease) in cash and cash equivalents                                 (3,283)       11,287

Cash and cash equivalents at beginning of period                                     14,896         3,609
                                                                                 ----------    ----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                       $   11,613    $   14,896
                                                                                 ==========    ==========

Supplemental disclosures of cash flow information
   Cash paid during year for:
     Interest                                                                    $    3,862    $    4,040
     Income taxes                                                                     1,088           528

          See accompanying notes to consolidated financial statements.

                                                                              5.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Community First, Inc. and its wholly-owned subsidiary, Community First Bank & Trust, together referred to as "the Company". Intercompany transactions and balances are eliminated in consolidation. Footnote tables are presented in thousands, except share and per share data.

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

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income. Other securities such as Federal Home Loan Bank stock are carried at cost, which approximates fair value.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

                                   (Continued)

                                                                              6.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Stock Dividends: A two-for one stock split to shareholders in the form of a 100% stock dividend was distributed in July 2003, resulting in the issuance of 575,453 shares of common stock. Share data has been adjusted to reflect the stock dividend.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

                                   (Continued)

                                                                              7.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Banking Activities: The Bank originates mortgage loans for sale and these loans are carried at the lower of cost or fair value, determined on an aggregate basis. Generally, these loans are sold at origination in a manner designed to minimize market risk directly related to interest rate movements. Origination fees are recorded as income when the loans are sold to third party investors.

Off-Balance Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments, such as standby letters of credit, that are considered financial guarantees in accordance with FASB Interpretation No. 45 are recorded at fair value.

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

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity.

Adoption of New Accounting Standards: During 2003, the Company adopted FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $673,000 was required to meet regulatory reserve and clearing requirements at year-end 2003. These balances do not earn interest.

                                   (Continued)

                                                                              8.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Benefit Plan: In January 2003, the Bank adopted a 401(k) plan for all employees. The Bank maintained a Simple IRA plan for all employees in 2002. The Bank matches up to 3% of wages for all periods presented. The Bank contributed $50,000 in 2003 and $28,000 in 2002.

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

                                                                                                 2003            2002
                                                                                             ------------   ------------
Net income                                                                     As reported   $      1,264   $        750
  Deduct:  Stock-based compensation expense
    determined under fair value based method                                                          102            120
                                                                                             ------------   ------------
                                                                                Pro forma           1,162            630

Basic income per share                                                         As reported           1.10            .65
                                                                                Pro forma            1.01            .54

Diluted income per share                                                       As reported           1.03            .61
                                                                                Pro forma             .95            .51

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                  (Continued)
                                                                              9.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS  ENDED DECEMBER 31, 2003 AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                                     2003          2002
                                  ----------    ----------
Risk-free interest rate              3.56%         5.38%

Expected option life                7 years       6 years

Expected stock price volatility       n/a           n/a

Dividend yield                       0.00%         0.00%

The weighted average fair value of options granted during 2003 and 2002 was $6.22 and $5.24.

NOTE 2 - SECURITIES AVAILABLE FOR SALE

The fair value of securities available for sale and the related gross unrealized gains and losses are as follows:

                                                                  Gross         Gross
                                                    Fair        Unrealized    Unrealized
                                                   Value          Gains         Losses
                                               -------------  -------------  -------------
2003
    U.S. Government and federal agency         $      20,251  $          19  $         (22)
    Mortgage-backed securities                         5,956             41            (27)
    State and Municipals                                 152              1              -
    Other debt securities                              2,586            148            (62)
    Equity securities                                    236              -              -
                                               -------------  -------------  -------------

       Total                                   $      29,181  $         209  $        (111)
                                               =============  =============  =============

2002
    U.S. Government and federal agency         $      14,635  $         129  $         (11)
    Mortgage-backed securities                         2,204             78              -
    Other debt securities                              1,498              3             (5)
    Equity securities                                    226              -              -
                                               -------------  -------------  -------------

       Total                                   $      18,563  $         210  $         (16)
                                               =============  =============  =============

                                   (Continued)

                                                                             10.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 2 - SECURITIES AVAILABLE FOR SALE  (Continued)

The fair value of debt securities at December 31, 2003, by contractual maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                                              Fair Value
                                                                             -------------
Due in one year or less                                                      $      12,174
Due after one through five years                                                     8,077
Due after five through ten years                                                         -
Due after ten years                                                                  2,738
Mortgage-backed securities                                                           5,956
Equity securities                                                                      236
                                                                             -------------

   Total                                                                     $      29,181
                                                                             =============

Gross gains of $29,000 and $104,000 were recognized from sale of securities available for sale in 2003 and 2002.

Securities carried at $14,580,000 and $8,812,000 at December 31, 2003 and 2002, were pledged to secure deposits and for other purposes as required or permitted by law.

The following table shows securities with unrealized losses and their fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2003.

                                       Less than 12 Months
                                     -----------------------
                                        Fair      Unrealized
                                       Value         Loss
                                     ----------   ----------
U.S. Government and federal agency   $   10,637   $      (22)
Mortgage-backed securities                1,965          (27)
Other debt securities                       437          (62)
                                     ----------   ----------

Total temporarily impaired           $   13,039   $     (111)
                                     ==========   ==========

Unrealized losses on securities have not been recognized into income because the securities are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the securities approach their maturity date and/or market rates decline.

                                  (Continued)
                                                                             11.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 3 - LOANS

A summary of loans outstanding by category at December 31, 2003 and 2002 follows:

                                                                      2003           2002
                                                                  ------------   ------------
     Real estate
         Construction                                             $     23,977   $     28,897
         1-4 family residential                                         52,073         39,067
         Commercial                                                     63,513         36,315
         Other                                                             486            376
     Commercial, financial and agricultural                             21,765         18,918
     Consumer                                                            9,778          9,262
     Other                                                                 460            371
                                                                  ------------   ------------

                                                                  $    172,052   $    133,206
                                                                  ============   ============

Changes in the allowance for loan losses were as follows:

     Balance at beginning of year                                 $      1,773   $      1,328
       Provision for loan losses                                           614            683
       Loans charged off                                                  (160)          (271)
       Recoveries                                                           22             33
                                                                  ------------   ------------

     Balance of end of year                                       $      2,249   $      1,773
                                                                  ============   ============

Impaired loans were as follows:

     Year-end loans with no allocated allowance for loan losses   $          -   $          -
     Year-end loans with allocated allowance for loan losses               469              -
                                                                  ------------   ------------

       Total                                                      $        469   $          -
                                                                  ============   ============

     Amount of the allowance for loan losses allocated            $         70   $          -

     Average of impaired loans during the year                    $        231   $          -
     Interest income recognized during impairment                            -              -
     Cash-basis interest income recognized                                   -              -

Nonperforming loans were as follows:

     Loans past due over 90 days still on accrual                 $        307   $        407
     Nonaccrual loans                                                      533             28

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

                                   (Continued)
                                                                             12.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 4 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment as of December 31, 2003 and 2002.

                                    2003        2002
                                   -------    -------
Land                               $ 1,331    $ 1,326
Buildings and improvements           1,780      1,780
Furniture and equipment              1,669      1,625
                                   -------    -------
                                     4,780      4,731
Less: Allowance for depreciation    (1,140)      (826)
                                   -------    -------
                                   $ 3,640    $ 3,905
                                   =======    =======

Depreciation expense for the year ended 2003 and 2002 was $377,000 and $339,000.

Rent expense was $88,000 and $64,000 for 2003 and 2002. Rent commitments under noncancelable operating leases were as follows.

2004                                   $ 66,000
2005                                     38,000
2006                                     36,000
2007                                     10,000
                                       --------

                                       $150,000
                                       ========

NOTE 5 - DEPOSITS

Deposits at December 31, 2003 and 2002 are summarized as follows:

                                         2003         2002
                                      ----------   ----------
Noninterest-bearing demand accounts   $   20,286   $   13,891
Interest-bearing demand accounts          56,215       46,450
Savings accounts                           6,501        5,870
Time deposits greater than $100,000       49,895       34,066
Other time deposits                       62,342       51,571
                                      ----------   ----------

                                      $  195,239   $  151,848
                                      ==========   ==========

At December 31, 2003, scheduled maturities of time deposits are as follows:

2004                                             $ 84,338
2005                                               14,694
2006                                                4,854
2007                                                7,615
2008                                                  736
                                                 --------

                                                 $112,237
                                                 ========

                                   (Continued)

                                                                             13.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES

The Bank has established a line of credit with the Federal Home Loan Bank (FHLB) secured by a blanket pledge of 1-4 family residential mortgage loans. The extent of the line is dependent, in part, on available collateral. The arrangement is structured so that the carrying value of the loans pledged amounts to 135% of the principal balance of the advances from the FHLB. To participate in this program, the Bank is required to be a member of the Federal Home Loan Bank and own stock in the FHLB. The Bank has $392,000 of such stock at December 31, 2003 to satisfy this requirement.

At December 31, 2003 and 2002, advances from the FHLB totaled $5,000,000 and $6,000,000. The interest rates on these advances range from 3.39% to 4.67% for December 31, 2003 and 2002. The weighted average rates for December 31, 2003 and 2002 were 4.40% and 4.23%. The Bank has an undrawn $4,000,000 standby letter of credit with the FHLB as of December 31, 2003. The letter of credit is used as a pledge to the State of Tennessee Bank Collateral Pool. Qualifying loans totaling $12,150,000 were pledged as security under a blanket pledge agreement with the FHLB at December 31, 2003.

Maturities of the advances from the FHLB are as follows:

2004                                                         $       1,000
2005                                                                 3,000
2006                                                                 1,000
                                                             -------------

                                                             $       5,000
                                                             =============

NOTE 7 - SUBORDINATED DEBENTURES

The Company borrowed $3,000,000 of 4.75% floating rate obligated mandatory redeemable securities through a special purpose entity as part of a private offering. The securities mature on December 31, 2032, however, the maturity may be shortened to a date not earlier than September 30, 2007. They are presented in liabilities on the balance sheet and count as Tier 1 capital for regulatory capital purposes. Debt issue costs of $74,000 have been capitalized and are being amortized over the term of the securities.

Prior to 2003, the trust was consolidated in the Company's financial statements, with the trust preferred securities issued by the trust reported in liabilities as "trust preferred securities" and the subordinated debentures eliminated in consolidation. Under new accounting guidance, FASB Interpretation No. 46, as revised in December 2003, the trust is no longer consolidated with the Company. Accordingly, the Company does not report the securities issued by the trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Company and held by the trust, as these are no longer eliminated in consolidation. Since the amount of the subordinated debentures and the trust preferred securities was the same, the effect of no longer consolidating the trust does not change the amounts reported as the Company's assets, liabilities, equity, or interest expense. Accordingly, the amounts previously reported as "trust preferred securities" in liabilities have been recaptioned "subordinated debentures" and continue to be presented in liabilities on the balance sheet.


                                   (Continued)

                                                                             14.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 8 - INCOME TAXES

The tax effect of each type of temporary difference that gives rise to net deferred tax assets and liabilities is as follows:

                                                                                         2003           2002
                                                                                    -------------  -------------
Deferred tax assets (liabilities)
     Allowance for loan losses                                                      $         720  $         544
     Pre-opening costs, net of amortization                                                    22             66
     Depreciation                                                                            (136)          (126)
     Unrealized gain on securities                                                            (37)           (74)
     Other                                                                                     (3)            (2)
                                                                                    -------------  -------------

     Balance at end of year                                                         $         566  $         408
                                                                                    =============  =============

The components of income tax expense (benefit) are summarized as follows:

                                                                                         2003           2002
                                                                                    -------------  -------------
Current
   Federal                                                                          $         758  $         471
   State                                                                                      151            101
                                                                                    -------------  -------------
     Total current taxes                                                                      909            572
                                                                                    -------------  -------------
Deferred
   Federal                                                                          $        (108) $         (70)
   State                                                                                      (13)           (16)
                                                                                    -------------  -------------
     Total deferred taxes                                                                    (121)           (86)
                                                                                    -------------  -------------

     Income tax expense                                                             $         788  $         486
                                                                                    =============  =============

A reconciliation of actual income tax expense in the financial statements to the expected tax benefit (computed by applying the statutory Federal income tax rate of 34% to income before income taxes) is as follows:

                                                                                        2003            2002
                                                                                    -------------  -------------
Computed expected tax expense                                                       $         698  $         420
State income taxes, net of effect of federal income taxes                                      91             56
Other, net                                                                                     (1)            10
                                                                                    -------------  -------------

  Income tax expense                                                                $         788  $         486
                                                                                    =============  =============

NOTE 9 - REGULATORY MATTERS

The Bank's regulatory reserve requirement at December 31, 2003, was satisfied by teller and vault cash.

                                   (Continued)

                                                                             15.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 9 - REGULATORY MATTERS (Continued)

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

The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The risk-based guidelines are based on the assignment of risk weights to assets and off-balance sheet items depending on the level of credit risk associated with them. In addition to minimum capital requirements, under the regulatory framework for prompt corrective action, regulatory agencies have specified certain ratios an institution must maintain to be considered "undercapitalized", "adequately capitalized", and "well capitalized". As of December 31, 2003, the most recent notification from the Bank's regulatory authority categorized the Bank as "well capitalized". There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank and the Company's capital amounts and ratios at December 31, 2003 and 2002 are as follows:

                                                                                                      To Be Well
                                                                                                   Capitalized Under
                                                                            For Capital            Prompt Corrective
                                                   Actual               Adequacy Purposes          Action Provisions
                                           ---------------------     ----------------------     -----------------------
                                              Amount       Ratio        Amount        Ratio        Amount         Ratio
                                           -----------     -----     -----------      -----     -----------      ------
2003
Total Capital to risk weighted assets
   Bank                                    $    18,310     10.84%    $    13,512       8.00%    $    16,890       10.00%
   Consolidated                                 18,497     10.95%         13,516       8.00%         16,895       10.00%

Tier 1 to risk weighted assets
   Bank                                    $    16,197      9.59%    $     6,756       4.00%    $    10,134        6.00%
   Consolidated                                 16,384      9.70%          6,758       4.00%         10,137        6.00%

Tier 1 to average assets
   Bank                                    $    16,197      7.73%    $     8,384       4.00%    $    10,480        5.00%
   Consolidated                                 16,384      7.81%          8,393       4.00%         10,491        5.00%

2002
Total Capital to risk weighted assets
   Bank                                    $    16,602     12.27%    $    10,821       8.00%    $    13,527        10.00%
   Consolidated                                 16,724     12.36%         10,825       8.00%         13,531        10.00%

Tier 1 to risk weighted assets
   Bank                                    $    14,910     11.02%    $     5,411       4.00%    $     8,116        6.00%
   Consolidated                                 15,032     11.11%          5,412       4.00%          8,118        6.00%

Tier 1 to average assets
   Bank                                    $    14,910      8.97%    $     6,650       4.00%    $     8,313        5.00%
   Consolidated                                 15,032      9.04%          6,654       4.00%          8,317        5.00%

                                   (Continued)

                                                                             16.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 10 - OFF-BALANCE  SHEET ACTIVITIES

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

The contractual amount of financial instruments with off-balance sheet risk was as follows at year-end 2003.

                                                     2003                                2002
                                          ---------------------------   ----------------------------------
                                          Fixed Rate   Variable Rate       Fixed Rate       Variable Rate
                                          ----------  ---------------   ---------------     --------------
Commitments to extend credit              $    3,321  $        18,504   $         3,084     $       17,119
Letters of credit                              2,277                -             1,730                  -

These commitments are generally made for periods of one year or less. The fixed rate loan commitments have interest rates ranging from 3.75% to 9.00%.

NOTE 11 - STOCK OPTIONS

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

A summary of the status of the Company's stock option plans for the two years ended December 31, 2003 and the changes during those years is presented below:

                                                               Total Option      Exercisable      Weighted
                                                                  Shares           Options         Average
                                                                Outstanding      Outstanding    Exercise Price
                                                               ------------      ------------   --------------
Outstanding at January 1, 2002                                      146,300            65,722       $    10.00
   Options granted                                                   10,500                 -            19.00
   Options exercised                                                 (3,400)           (3,400)           10.00
   Options which became exercisable                                       -            32,928            10.00
                                                               ------------      ------------
Outstanding at December 31, 2002                                    153,400            95,250            10.62

   Options granted                                                    6,200                 -            20.00
   Options exercised                                                 (6,000)           (6,000)           11.50
   Options forfeited                                                 (2,100)             (500)           17.14
   Options which became exercisable                                       -            19,717            11.36
                                                               ------------      ------------

Outstanding at December 31, 2003                                    151,500           108,467       $    10.88
                                                               ============      ============

                                   (Continued)

                                                                             17.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 11 - STOCK OPTIONS  (Continued)

Options outstanding at year-end 2003 were as follows:

                                                    Outstanding                  Exerciseable
                                        -------------------------------     ----------------------
                                        Weighted Average       Weighted                   Weighted
                                            Remaining           Average                    Average
Exercise                                   Contractual         Exercise                   Exercise
 Prices                      Number           Life               Price       Number         Price
--------                   ---------    ----------------       --------     ---------    ---------
   $ 10                      137,400         5.4 years          $  10         105,633       $   10
     19                        8,500         8.4 years             19           2,834           19
     20                        5,600         9.4 years             20               -           20
                           ---------                                        ---------

Outstanding at year end      151,500                                          108,467

NOTE 12 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in 2003 were as follows:

Beginning balance                                                                             $       3,950
New loans                                                                                             2,280
Effect of changes in related parties                                                                 (2,112)
Repayments                                                                                             (730)
                                                                                              -------------

Ending balance                                                                                $       3,388
                                                                                              =============

Deposits from principal officers, directors, and their affiliates at year-end 2003 and 2002 were $4,768,000 and $3,088,000.

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                   (Continued)

                                                                             18.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002


NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS  (Continued)

The estimated fair value of the Bank's financial instruments are as follows at December 31, 2003 and 2002:

                                                                  2003                           2002
                                                       ---------------------------    --------------------------
                                                         Carrying         Fair          Carrying         Fair
                                                          Amount          Value          Amount          Value
                                                       -----------     -----------    -----------    -----------
Financial assets
     Cash and cash equivalents                         $    11,613     $    11,613    $    14,896    $    14,896
     Securities available for sale                          29,181          29,181         18,563         18,563
     Loans held for sale                                     1,077           1,077          3,316          3,316
     Loans, net of allowance                               169,803         171,185        131,433        132,979
     Accrued interest receivable                               827             827            731            731
     Federal Home Loan Bank stock                              392             392            361            361
Financial liabilities
     Deposits with defined maturities                  $   112,237     $   113,465    $    85,629    $    87,726
     Deposits with undefined maturities                     83,002          83,002         66,219         66,219
     Accrued interest payable                                  403             403            446            446
     FHLB advances                                           5,000           5,000          6,000          6,000
     Subordinated debentures                                 3,000           3,000          3,000          3,000

NOTE 14 - SUBSEQUENT EVENT

On January 13, 2004, the Company completed the sale of 180,000 newly issued shares of common stock at $25 per share. The proceeds, net of offering costs, was approximately $4,458,000.

NOTE 15 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of Community First, Inc. follows:

CONDENSED BALANCE SHEET

($ amounts in thousands)                                                              2003             2002
                                                                                ---------------    -------------
ASSETS
     Cash and cash equivalents                                                  $           129    $          14
     Investment in banking subsidiary                                                    16,258           15,030
     Other assets                                                                           203              201
                                                                                ---------------    -------------

              Total assets                                                      $        16,590    $      15,245
                                                                                ===============    =============

LIABILITIES AND EQUITY
     Subordinated debentures                                                    $         3,000    $       3,000
     Other liabilities                                                                      145               93
                                                                                ---------------    -------------
              Total liabilities                                                 $         3,145    $       3,093
     Shareholders' equity                                                                13,445           12,152
                                                                                ---------------    -------------

              Total liabilities and shareholders' equity                        $        16,590    $      15,245
                                                                                ===============    =============

                                   (Continued)

                                                                             19.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 15 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
     (Continued)

CONDENSED STATEMENTS OF INCOME

                                                                                                        For the period
($ amounts in thousands)                                                                               August 1 through
                                                                                     2003              December 31, 2002
                                                                                ---------------        -----------------
Interest income                                                                 $             4          $             2
Dividends from subsidiaries                                                                 143                      161
                                                                                ---------------        -----------------
     Total income                                                                           147                      163

Interest expense                                                                            143                       55
Other expense                                                                               131                       66
                                                                                ---------------        -----------------
     Total expenses                                                                         274                      121

Income before income tax and undistributed subsidiary income                               (127)                      42
Income tax benefit                                                                          104                       46
Equity in undistributed subsidiary income                                                 1,287                      220
                                                                                ---------------        -----------------

     Net income                                                                 $         1,264          $           308
                                                                                ===============        =================

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                        For the period
($ amounts in thousands)                                                                               August 1 through
                                                                                     2003              December 31, 2002
                                                                                ---------------        -----------------
Cash flows from operating activities
     Net income                                                                   $       1,264        $             308
     Adjustments:
         Equity in undistributed subsidiary income                                       (1,287)                    (220)
         Change in other liabilities                                                         52                        -
         Change in other assets                                                              17                     (108)
                                                                                ---------------        -----------------
              Net cash from operating activities                                             46                      (20)

Cash flows from investing activities
     Investments in and advances to bank subsidiary                                           -                   (3,000)
     Investments in and advances to other subsidiary                                          -                      (93)
                                                                                ---------------        -----------------
              Net cash from investing activities                                              -                   (3,093)

Cash flows from financing activities
     Proceeds from subordinated debentures                                      $             -        $           3,093
     Proceeds from issuance of stock                                                         69                       34
                                                                                ---------------        -----------------
              Net cash from financing activities                                             69                    3,127
                                                                                ---------------        -----------------

Net change in cash and cash equivalents                                                     115                       14

Beginning cash and cash equivalents                                                          14                        -
                                                                                ---------------        -----------------

Ending cash and cash equivalents                                                $           129        $              14
                                                                                ===============        =================

                                   (Continued)

                                                                             20.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 16 - EARNINGS PER SHARE

The factors used in the earnings per share computation follows:

                                                                                         2003            2002
                                                                                      ---------        ---------
Basic
     Net income                                                                       $   1,264        $     750
                                                                                      =========        =========

         Weighted average common shares outstanding                                   1,151,772        1,146,690
                                                                                      ---------        ---------

         Basic earnings per common share                                              $    1.10        $     .65
                                                                                      =========        =========
Diluted
     Net income                                                                       $   1,264        $     750
                                                                                      =========        =========
         Weighted average common shares outstanding
           for basic earnings per common share                                        1,151,772        1,146,690
         Add:  Dilutive effects of assumed
           exercise of stock options                                                     69,575           73,082
                                                                                      ---------        ---------
         Average shares and dilutive potential
           common shares                                                              1,221,347        1,219,772
                                                                                      =========        =========

         Diluted earnings per common share                                            $    1.03        $     .61
                                                                                      =========        =========

No options were antidilutive for 2003 or 2002.

                                   (Continued)

                                                                             21.