Form 10KSB, Exhibit 13
period 2004-12-31
COMMUNITY FIRST INC
filed 2005-03-31
CIK 1179500

                                                                    EXHIBIT 13.1

                              COMMUNITY FIRST, INC.
                        CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

                                    CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...............   1

FINANCIAL STATEMENTS

   CONSOLIDATED BALANCE SHEETS........................................   2

   CONSOLIDATED STATEMENTS OF OPERATIONS..............................   3

   CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY.........   4

   CONSOLIDATED STATEMENTS OF CASH FLOWS..............................   5

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.........................   6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Community First, Inc.
Columbia, Tennessee

We have audited the consolidated balance sheets of Community First, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community First, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with United States generally accepted accounting principles.

                                                    Crowe Chizek and Company LLC

Brentwood, Tennessee
March 24, 2005

                                                                              1.

                              COMMUNITY FIRST, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2004 AND 2003

($ amounts in thousands, except share data)

                                                                2004         2003
                                                              ---------    ---------
ASSETS
Cash and due from banks                                       $   5,383    $   4,741
Federal funds sold                                                3,857        6,872
                                                              ---------    ---------
     Cash and cash equivalents                                    9,240       11,613
Securities available for sale                                    27,867       29,181
Loans held for sale                                               1,508        1,077
Loans                                                           210,827      172,052
Allowance for loan losses                                        (2,740)      (2,249)
                                                              ---------    ---------
   Net loans                                                    208,087      169,803
                                                              ---------    ---------

Premises and equipment                                            7,948        3,640
Accrued interest receivable                                         941          827
Federal Home Loan Bank stock                                        581          392
Other assets                                                      1,170          835
                                                              ---------    ---------

     Total assets                                             $ 257,342    $ 217,368
                                                              =========    =========
LIABILITIES SHAREHOLDERS' EQUITY
Deposits
   Noninterest-bearing                                        $  20,856    $  20,286
   Interest-bearing                                             202,922      174,953
                                                              ---------    ---------
     Total deposits                                             223,778      195,239

Federal Home Loan Bank advances                                   8,000        5,000
Subordinated debentures                                           3,000        3,000
Accrued interest payable                                            615          403
Other liabilities                                                   497          281
                                                              ---------    ---------
   Total liabilities                                            235,890      203,923

Shareholders' equity
   Common stock, $5 par value, authorized 1,500,000 shares;
     1,432,924 shares issued 2004, 1,154,906 shares
     issued in 2003,                                              7,165        5,775
   Additional paid-in capital                                    10,398        5,804
   Retained earnings                                              3,938        1,806
   Accumulated other comprehensive income (loss)                    (49)          60
                                                              ---------    ---------
     Total shareholders' equity                                  21,452       13,445
                                                              ---------    ---------

     Total liabilities and shareholders' equity               $ 257,342    $ 217,368
                                                              =========    =========

          See accompanying notes to consolidated financial statements.

                                                                              2.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2004 AND 2003

($ amounts in thousands, except per share data)

                                                       2004      2003
                                                      -------   -------
Interest income
   Loans, including fees                              $11,773   $ 9,338
   Securities                                             759       592
   Federal funds sold                                      61        70
                                                      -------   -------
     Total interest income                             12,593    10,000

Interest expense
   Deposits                                             3,845     3,426
   Federal Home Loan Bank advances                        282       250
   Other                                                  145       143
                                                      -------   -------
     Total interest expense                             4,272     3,819
                                                      -------   -------

NET INTEREST INCOME                                     8,321     6,181
Provision for loan losses                                 720       614
                                                      -------   -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     7,601     5,567

Noninterest income
   Service charges on deposit accounts                  1,564     1,143
   Mortgage banking activities                            378       572
   Securities gains                                         -        29
   Other                                                  165       192
                                                      -------   -------
     Total other income                                 2,107     1,936

Noninterest expenses
   Salaries and employee benefits                       2,793     2,414
   Occupancy                                              294       311
   Furniture and equipment                                436       477
   Data processing fees                                   500       498
   Advertising and public relations                       302       229
   Losses on bad checks                                   229       133
   Other                                                1,775     1,389
                                                      -------   -------
     Total other expenses                               6,329     5,451
                                                      -------   -------

INCOME BEFORE INCOME TAXES                              3,379     2,052
Income taxes                                            1,247       788
                                                      -------   -------
NET INCOME                                            $ 2,132   $ 1,264
                                                      =======   =======

Net income per share
   Basic                                              $  1.56   $  1.10
   Diluted                                               1.50      1.03

          See accompanying notes to consolidated financial statements.

                                                                              3.

                              COMMUNITY FIRST, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2004 AND 2003

($ amounts in thousands)

                                                                                        Accumulated
                                                                  Additional               Other          Total
                                                         Common    Paid-In    Retained  Comprehensive  Shareholders'
                                               Shares     Stock    Capital    Earnings  Income (Loss)     Equity
                                              ---------  -------  ----------  --------  -------------  -------------
Balance at January 1, 2003                    1,148,906  $ 5,745  $    5,745  $    542  $         120  $      12,152

Exercise of stock options                         6,000       30          39         -              -             69
Tax benefit arising from the
   exercised stock options                            -        -          20         -              -             20
Comprehensive income
   Net income                                         -        -           -     1,264              -          1,264
   Other comprehensive income
     Change in unrealized gain (loss)
       on securities available for sale, net          -        -           -         -            (42)           (42)
     Reclassification adjustment for
       gains included in net income,
       net of $11 in income taxes                     -        -           -         -            (18)           (18)
                                                                                                       -------------

Total comprehensive income                            -        -           -         -              -          1,204
                                              ---------  -------  ----------  --------  -------------  -------------

Balance at December 31, 2003                  1,154,906    5,775       5,804     1,806             60         13,445

Stock Offering                                  180,000      900       3,548         -              -          4,448
Exercise of stock options                        98,018      490         743         -              -          1,233
Tax benefit arising from the
   exercised stock options                            -        -         303         -              -            303
Comprehensive income
   Net income                                         -        -           -     2,132              -          2,132
   Other comprehensive income
     Change in unrealized gain (loss)
       on securities available for sale, net          -        -           -         -           (109)          (109)
                                                                                                       -------------

                                                                                                               2,023
                                              ---------  -------  ----------  --------  -------------  -------------

Balance at December 31, 2004                  1,432,924  $ 7,165  $   10,398  $  3,938  $         (49) $      21,452
                                              =========  =======  ==========  ========  =============  =============

          See accompanying notes to consolidated financial statements.

                                                                              4.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2004 AND 2003

($ amounts in thousands)

                                                              2004        2003
                                                            --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                               $  2,132    $  1,264
   Adjustments to reconcile net income
     to net cash provided by operating activities
       Depreciation and amortization                             603         611
       Provision for loan losses                                 720         614
       Deferred income tax (benefits)                             39        (121)
       Mortgage loans originated for sale                    (17,814)    (30,142)
       Proceeds from sale of mortgage loans                   17,383      32,381
       Securities gains                                            -         (29)
       FHLB stock dividends                                      (18)        (14)
       Increase in accrued interest receivable                  (114)        (96)
       Increase (decrease) in accrued interest payable           212         (43)
       Other, net                                                (98)        (82)
                                                            --------    --------
         Net cash from operating activities                    3,045       4,343

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of securities available for sale                (17,598)    (38,083)
   Principal payments for securities available for sale        1,478       1,606
   Proceeds from sales of securities available for sale            -         499
   Proceeds from maturities and redemptions of securities
       available for sale                                     17,000      25,000
   Purchase of FHLB stock                                       (171)        (17)
   Net increase in loans                                     (39,416)    (38,999)
   Proceeds from sale of OREO                                    420           -
   Purchases of premises and equipment                        (4,654)       (112)
                                                            --------    --------
         Net cash from investing activities                  (42,941)    (50,106)

CASH FLOWS FROM FINANCING ACTIVITIES
   Increase in deposits                                       28,539      43,391
   Proceeds from FHLB advances                                 3,000           -
   Payments on FHLB advances and other debt                        -      (1,000)
   Proceeds from issuance of common stock                      5,984          89
                                                            --------    --------
     Net cash from financing activities                       37,523      42,480
                                                            --------    --------
Net decrease in cash and cash equivalents                     (2,373)     (3,283)
Cash and cash equivalents at beginning of period              11,613      14,896
                                                            --------    --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                  $  9,240    $ 11,613
                                                            ========    ========
Supplemental disclosures of cash flow information
   Cash paid during year for:
   Interest                                                 $  4,060    $  3,862
   Income taxes                                                1,099       1,088
   Transfer from loans to repossessed assets                     412           -

          See accompanying notes to consolidated financial statements.

                                                                              5.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

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

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                                  (Continued)

                                                                              6.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Interest income on mortgage and commercial loans is discounted at the time the loan in 90 days delinquent unless the loan is well secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loan is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractual due are brought current and future payments are reasonably assured.

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

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

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

                                   (Continued)

                                                                              7.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

adjusted to reflect the stock dividend.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issue of the financial statements.

                                   (Continued)

                                                                              8.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Banking Activities: The Bank originates mortgage loans for sale and these loans are carried at the lower of cost or fair value, determined on an aggregate basis. Generally, a commitment is obtained from investors at origination in a manner designed to minimize market risk directly related to interest rate movements. Origination fees are recorded as income when the loans are sold to third party investors.

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

Adoption of New Accounting Standards: The Financial Accounting Standards Board
(FASB) recently issued new accounting standards on inventory costs (FAS 151), real estate time-sharing transactions (FAS 152), exchanges of non-monetary assets (FAS 153) and share-based payments (FAS 123R). The Accounting Standards Executive Committee issued a new accounting standard on purchased loans (Statement of Position 03-3).

FAS 123R requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after December 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $211,174 during the balance of 2005, $117,494 in 2006. There will be no significant effect on financial position as total equity will not change.

Management does not believe that any of the recently issued but not yet effective accounting standards, except for FAS 123R, will have a material effect on the Company's financial position or results of operation.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $745,000 was required to meet regulatory reserve and clearing requirements at year-end 2004. These balances do not earn interest.

                                   (Continued)

                                                                              9.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

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

Benefit Plan: In January 2003, the Bank adopted a 401(k) plan for all employees. The Bank matches up to 3% of wages for all periods presented. The Bank contributed $57,000 in 2004, and $50,000 in 2003.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders. The Company has not paid any dividends to date.

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

                                                                    2004           2003
                                                                 ----------     ----------
Net income as reported                                           $    2,132     $    1,264
  Deduct: Stock-based compensation expense
    determined under fair value based method                            249            102
                                                                 ----------     ----------
       Pro forma net income                                      $    1,883     $    1,162
                                                                 ==========     ==========

Basic income per share                           As reported     $     1.56     $     1.10
                                                   Pro forma           1.38           1.01

Diluted income per share                         As reported           1.50           1.03
                                                   Pro forma           1.33            .95

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                   (Continued)

                                                                             10.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                                     2004        2003
                                   --------    --------
Risk-free interest rate               3.22%       3.56%

Expected option life                7 Years     7 Years

Expected stock price volatility      20.94        19.4

Dividend yield                        0.00%       0.00%

The weighted average fair value of options granted during 2004 and 2003 was $10.82 and $6.22.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

NOTE 2 - SECURITIES AVAILABLE FOR SALE

The fair value of securities available for sale and the related gross unrealized gains and losses are as follows:

                                                      Gross         Gross
                                           Fair     Unrealized   Unrealized
                                           Value      Gains         Losses
                                         --------   ----------   ----------
2004
    U.S. Government and federal agency   $ 16,932   $        -   $      (95)
    Mortgage-backed securities              4,416           15          (50)
    State and Municipals                    3,138           22          (32)
    Other debt securities                   3,061          124          (63)
    Equity securities                         320            -            -
                                         --------   ----------   ----------

       Total                             $ 27,867   $      161   $     (240)
                                         ========   ==========   ==========
2003
    U.S. Government and federal agency   $ 20,251   $       19   $      (22)
    Mortgage-backed securities              5,956           41          (27)
    State and Municipals                      152            1            -
    Other debt securities                   2,586          148          (62)
    Equity securities                         236            -            -
                                         --------   ----------   ----------

       Total                             $ 29,181   $     209    $     (111)
                                         ========   ==========   ==========

                                   (Continued)

                                                                             11.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

NOTE 2 - SECURITIES AVAILABLE FOR SALE (Continued)

The fair value of debt securities at December 31, 2004, by contractual maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                          Fair Value
                                          ----------
Due in one year or less                   $    9,979
Due after one through five years               6,953
Due after five through ten years                   -
Due after ten years                            6,199
Mortgage-backed securities                     4,416
Equity securities                                320
                                          ----------
   Total                                  $   27,867
                                          ==========

There were no gains in 2004 and $29,000 of gross gains were recognized from sale of securities available for sale in 2003.

Securities carried at $11,394,000 and $14,580,000 at December 31, 2004 and 2003, were pledged to secure deposits and for other purposes as required or permitted by law.

The following table shows securities with unrealized losses and their fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004.

                                   Less than 12 Months     12 Months or More          Total
2004                               -------------------   --------------------   --------------------
----                               Fair     Unrealized    Fair     Unrealized    Fair     Unrealized
Description of Securities          Value       Loss       Value       Loss       Value       Loss
-------------------------          -----    ----------   ------    ----------   ------    ----------
US Government and federal agency   $    -     $      -   $16,932      $   (95)  $16,932      $   (95)
Mortgage-backed securities            736          (20)    2,892          (30)    3,628          (50)
Tax Free Municipals                     -            -     1,805          (32)    1,805          (32)
Other Debt Securities                 437          (63)        -            -       437          (63)
                                   ------     --------   -------      -------   -------      -------
Total temporarily impaired         $1,173     $    (83)  $21,629      $  (157)  $22,802      $  (240)
                                   ======     ========   =======      =======   =======      =======

                                    Less than 12 Months    12 Months or More         Total
2003                               --------------------   ------------------   ---------------------
----                                Fair     Unrealized   Fair    Unrealized    Fair      Unrealized
Description of Securities           Value       Loss      Value      Loss       Value       Loss
-------------------------          ------    ----------   -----   ----------   ------     ----------
US Government and federal agency   $10,637       $  (22)  $   -      $ -       $10,637     $ (22)
Mortgage-backed securities           1,965          (27)      -        -         1,965       (27)
Tax Free Municipals                      -           -        -        -             -         -
Other Debt Securities                  437          (62)      -        -           437       (62)
                                   -------       ------   -----      ---       -------     -----
Total temporarily impaired         $13,039       $ (111)  $   -      $ -       $13,039     $(111)
                                   =======       ======   =====      ===       =======     =====

Unrealized losses on securities have not been recognized into income because the securities are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the securities approach their maturity date and/or market rates decline.

                                   (Continued)

                                                                             12.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

NOTE 3 - LOANS

A summary of loans outstanding by category at December 31, 2004 and 2003 follows:

                                                               2004       2003
                                                             --------   --------
Real estate
    Construction                                             $ 36,241   $ 23,977
    1-4 family residential                                     67,844     52,073
    Commercial                                                 66,319     63,513
    Other                                                         288        486
Commercial, financial and agricultural                         30,068     21,765
Consumer                                                        9,597      9,778
Other                                                             470        460
                                                             --------   --------

                                                             $210,827   $172,052
                                                             ========   ========

Changes in the allowance for loan losses were as follows:

                                                               2004       2003
                                                             --------   --------
Balance at beginning of year                                 $  2,249   $  1,773
  Provision for loan losses                                       720        614
  Loans charged off                                              (252)      (160)
  Recoveries                                                       23         22
                                                             --------   --------

Balance of end of year                                       $  2,740   $  2,249
                                                             ========   ========

Impaired loans were as follows:

                                                               2004       2003
                                                             --------   --------
Year-end loans with no allocated allowance for loan losses   $      -   $      -
Year-end loans with allocated allowance for loan losses           392        469
                                                             --------   --------

  Total                                                      $    392   $    469
                                                             ========   ========

Amount of the allowance for loan losses allocated            $     50   $     70

Average of impaired loans during the year                    $    265   $    231
Interest income recognized during impairment                        -          -
Cash-basis interest income recognized                               -          -

Nonperforming loans were as follows:

                                                               2004       2003
                                                             --------   --------
Loans past due over 90 days still on accrual                 $      -   $    307
Nonaccrual loans                                                  905        533

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

NOTE 4 - PREMISES AND EQUIPMENT

                                   (Continued)

                                                                             13.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

Depreciation expense for the year ended 2004 and 2003 was $346,000 and $377,000. The following is a summary of premises and equipment as of December 31, 2004 and 2003.

                                    2004       2003
                                   -------    -------
Land                               $ 4,096    $ 1,331
Buildings and improvements           1,645      1,780
Furniture and equipment              1,945      1,669
Construction in process              1,661          0
                                   -------    -------
                                     9,347      4,780
Less: Allowance for depreciation    (1,399)    (1,140)
                                   -------    -------

                                   $ 7,948    $ 3,640
                                   =======    =======

During 2004, construction was begun on a new operation building. Total expenditures for the building are expected to be approximately $1,602,000 with completion scheduled for early 2005. The Bank purchased 6.45 acres of land totaling $1,805,000 in Williamson County in 2004. The Bank intends to build a branch on some of the land and sell the remaining 4.42 acres of property recorded at $1,434,000.

Rent expense was $99,000 and $88,000 for 2004 and 2003. Rent commitments under noncancelable operating leases were as follows.

2005          $ 39,600
2006            41,700
2007            12,850
2008             2,100
              --------

              $ 96,250
              ========

NOTE 5 - DEPOSITS

Deposits at December 31, 2004 and 2003 are summarized as follows:

                                        2004       2003
                                      --------   --------
Noninterest-bearing demand accounts   $ 20,856   $ 20,286
Interest-bearing demand accounts        48,130     56,215
Savings accounts                         9,936      6,501
Time deposits greater than $100,000     60,972     49,895
Other time deposits                     83,884     62,342
                                      --------   --------

                                      $223,778   $195,239
                                      ========   ========

At December 31, 2004, scheduled maturities of time deposits are as follows:

2005          $ 113,849
2006             18,809
2007              8,994
2008              1,098
2009              2,088
2010                 18
              ---------

              $ 144,856
              =========

                                   (Continued)

                                                                             14.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

Included in Other time deposits above are brokered time deposits of $5,368,000 at December 31, 2004. These deposits represent funds which the Bank obtained, directly, or indirectly, through a deposit broker. A deposit broker places deposits from third parties with insured depository institutions or places deposits with an institution for the purpose of selling interest in those deposit to third parties.

Included in 2004 brokered deposit total are $3,314,000 of brokered deposits which mature in 2005 at a rate of 2.40%. $2,054,000 of brokered deposits mature in 2006 at a rate of 2.75%.

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES

The Bank has established a line of credit with the Federal Home Loan Bank (FHLB) secured by a blanket pledge of 1-4 family residential mortgage loans. The extent of the line is dependent, in part, on available collateral. The arrangement is structured so that the carrying value of the loans pledged amounts to 135% of the principal balance of the advances from the FHLB. To participate in this program, the Bank is required to be a member of the Federal Home Loan Bank and own stock in the FHLB. The Bank has $581,000 of such stock at December 31, 2004 to satisfy this requirement.

At December 31, 2004 and 2003, advances from the FHLB totaled $8,000,000 and $5,000,000. The fixed interest rates on these advances range from 2.74% to 4.67% for December 31, 2004 and 2003. The weighted average rates for December 31, 2004 and 2003 were 3.80% and 4.40%. At December 31, 2004 and 2003, undrawn standby letters of credit with the FHLB totaled $7,000,000 and $4,000,000. The letter of credit is used as a pledge to the State of Tennessee Bank Collateral Pool. Qualifying loans totaling $20,250,000 were pledged as security under a blanket pledge agreement with the FHLB at December 31, 2004.

Maturities of the advances from the FHLB are as follows:

2005          $   3,000
2006              3,000
2007              2,000
              ---------

              $   8,000
              =========

NOTE 7 - SUBORDINATED DEBENTURES

The Company borrowed $3,000,000 of 4.75% floating rate obligated mandatory redeemable securities through with interest paid quarterly a special purpose entity as part of a private offering. The securities mature on December 31, 2032, however, the maturity may be shortened to a date not earlier than September 30, 2007. They are presented in liabilities on the balance sheet and count as Tier 1 capital for regulatory capital purposes. Debt issue costs of $74,000 have been capitalized and are being amortized over the term of the securities. Principal officers, directors, and their affiliates at year end 2004 and 2003 owned $700,000 of the $3,000,000 subordinated debentures.

                                   (Continued)

                                                                             15.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

NOTE 8 - INCOME TAXES

The tax effect of each type of temporary difference that gives rise to net deferred tax assets and liabilities is as follows:

                                             2004    2003
                                            -----    -----
Deferred tax assets (liabilities)
     Allowance for loan losses              $ 926    $ 720
     Prepaids                                 (57)     (60)
     Depreciation                            (366)    (136)
     Unrealized Loss/(Gain) on securities      30      (37)
     Other                                      1       19
                                            -----    -----

     Balance at end of year                 $ 534    $ 506
                                            =====    =====

The components of income tax expense (benefit) are summarized as follows:

                                             2004    2003
                                            ------   -----
Current
   Federal                                  $  993   $ 758
   State                                       215     151
                                            ------   -----
     Total current taxes                     1,208     909
                                            ------   -----
Deferred
   Federal                                  $   32   $(108)
   State                                         7     (13)
                                            ------   -----
     Total deferred taxes                       39    (121)
                                            ------   -----

     Income tax expense                     $1,247   $ 788
                                            ======   =====

A reconciliation of actual income tax expense in the financial statements to the expected tax benefit (computed by applying the statutory Federal income tax rate of 34% to income before income taxes) is as follows:

                                             2004    2003
                                            ------   -----
Computed expected tax expense               $1,149   $ 698
State income taxes, net of effect of
federal income taxes                           146      91
Other, net                                     (48)     (1)
                                            ------   -----

  Income tax expense                        $1,247   $ 788
                                            ======   =====

NOTE 9 - REGULATORY MATTERS


                                   (Continued)

                                                                             16.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

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

The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The risk-based guidelines are based on the assignment of risk weights to assets and off-balance sheet items depending on the level of credit risk associated with them. In addition to minimum capital requirements, under the regulatory framework for prompt corrective action, regulatory agencies have specified certain ratios an institution must maintain to be considered "undercapitalized", "adequately capitalized", and "well capitalized". As of December 31, 2004, the most recent notification from the Bank's regulatory authority categorized the Bank as "well capitalized". There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank and the Company's capital amounts and ratios at December 31, 2004 and 2003 are as follows:

                                                                                    To Be Well
                                                                                Capitalized Under
                                                                For Capital     Prompt Corrective
                                               Actual       Adequacy Purposes   Action Provisions
                                        -----------------   -----------------   -----------------
                                          Amount    Ratio     Amount    Ratio     Amount    Ratio
                                        ---------   -----   ---------   -----   ---------   -----
2004
Total Capital to risk weighted assets
   Bank                                 $  26,396   12.16%  $  17,368    8.00%  $  21,710   10.00%
   Consolidated                            27,072   12.52%     17,304    8.00%     21,630   10.00%

Tier 1 to risk weighted assets
   Bank                                 $  23,682   10.91%  $   8,684    4.00%  $  13,026    6.00%
   Consolidated                            24,501   11.33%      8,652    4.00%     12,978    6.00%

Tier 1 to average assets
   Bank                                 $  23,682    9.33%  $  10,158    4.00%  $  12,697    5.00%
   Consolidated                            24,501    9.63%     10,177    4.00%     12,722    5.00%

2003
Total Capital to risk weighted assets
   Bank                                 $  18,310   10.84%  $  13,512    8.00%  $  16,890   10.00%
   Consolidated                            18,497   10.95%     13,516    8.00%     16,895   10.00%

Tier 1 to risk weighted assets
   Bank                                 $  16,197    9.59%  $   6,756    4.00%  $  10,134    6.00%
   Consolidated                            16,384    9.70%      6,758    4.00%     10,137    6.00%

Tier 1 to average assets
   Bank                                 $  16,197    7.73%  $   8,384    4.00%  $  10,480    5.00%
   Consolidated                            16,384    7.81%      8,393    4.00%     10,491    5.00%

                                   (Continued)

                                                                             17.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

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

The contractual amount of financial instruments with off-balance sheet risk was as follows at year-end 2004.

                                        2004                    2003
                                 --------------------    --------------------
                                 Fixed       Variable    Fixed      Variable
                                  Rate         Rate       Rate        Rate
                                 -------     --------    -------    --------
Commitments to extend credit     $ 3,852     $25,675     $ 3,321     $18,504
Letters of credit                      -       3,490           -       2,277

These commitments are generally made for periods of one year or less. The fixed rate loan commitments have interest rates ranging from 4.25% to 9.00%.

NOTE 11 - STOCK OPTIONS

The Company established an Incentive Stock Option Plan for certain members of management and employees and an Organizers' Non-Qualified Stock Option Plan effective May 17, 1999. The plans granted options to key employees and directors. Exercise price is the market price at the date of grant, so there is no compensation expense recognized in the income statement. The organizer and employee options vest ratably over three years, and the management options vest ratably over six years. All options expire within ten years from the date of grant. All authorized stock options have been granted as of December 31, 2004.

A summary of the status of the Company's stock option plans for the two years ended December 31, 2004 and the changes during those years is presented below:

                                                 Total Option            Weighted
                                                    Shares               Average
                                                  Outstanding         Exercise Price
                                                 ------------         --------------
Outstanding at January 1, 2003                      153,400           $        10.62
   Options granted                                    6,200                    20.00
   Options exercised                                 (6,000)                   11.50
   Options forfeited                                 (2,100)                   17.14
   Options which became exercisable                       -                    11.36
                                                    -------
Outstanding at December 31, 2003                    151,500           $        10.88

   Options granted                                   54,580                    26.19
   Options exercised                                (98,018)                   12.58
   Options forfeited                                (11,157)                   14.32
   Options which became exercisable                       -                    19.27
                                                    -------
Outstanding at December 31, 2004                     96,905           $        17.38
                                                    =======           ==============

Options exercisable at year end 2004 and 2003 totaled 63,014 and 108,467. The weighted average exercise price for options exercisable at year-end 2004 and 2003 was $14.73 and $10.24.


                                   (Continued)

                                                                             18.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

NOTE 11 - STOCK OPTIONS (Continued)

Options outstanding at year-end 2004 were as follows:

                             Outstanding                           Exercisable
                ---------------------------------------       ----------------------
                          Weighted Average     Weighted                    Weighted
                              Remaining         Average                     Average
Exercise                     Contractual       Exercise                    Exercise
 Prices         Number          Life            Price         Number        Price
--------        ------    ----------------     --------       ------       --------
$     10        48,782        4.4 years        $     10       40,841       $     10
      19         7,333        7.4 years              19        4,331             19
      20         5,500        8.4 years              20        1,767             20
      25        19,290        4.4 years              25       16,075             25
      26         3,750        9.4 years              26            -             26
      30        12,250        9.9 years              30            -             30
                ------                                        ------
Outstanding
at year end     96,905                                        63,014

NOTE 12 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in 2004 were as follows:

Beginning balance                        $ 3,387
New loans                                    387
Effect of changes in related parties         461
Repayments                                  (561)
                                         -------

Ending balance                           $ 3,674
                                         =======

Deposits from principal officers, directors, and their affiliates at year-end 2004 and 2003 were $5,918,000 and $4,768,000.

Principal officers, directors, and their affiliates at year end 2004 and 2003 owned $700,000 of the $3,000,000 subordinated debentures.

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issue. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or

                                                                             19.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk..

Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. The fair value of off-balance sheet loan commitments is considered nominal.

The estimated fair value of the Bank's financial instruments are as follows at December 31, 2004 and 2003:

                                                                   2004                          2003
                                                       ---------------------------     -------------------------
                                                        Carrying          Fair          Carrying       Fair
                                                         Amount           Value          Amount        Value
                                                       -----------     -----------     -----------   -----------
Financial assets
     Cash and cash equivalents                         $     9,240     $     9,240     $   11,613    $    11,613
     Securities available for sale                          27,867          27,867         29,181         29,181
     Loans held for sale                                     1,508           1,508          1,077          1,077
     Loans, net of allowance                               208,087         209,919        169,803        171,185
     Accrued interest receivable                               941             941            827            827
     Federal Home Loan Bank stock                              581             581            392            392
Financial liabilities
     Deposits with defined maturities                  $   144,856     $   144,868     $  112,237    $   113,465
     Deposits with undefined maturities                     78,922          78,922         83,002         83,002
     Accrued interest payable                                  615             615            403            403
     FHLB advances                                           8,000           8,000          5,000          5,000
     Subordinated debentures                                 3,000           3,000          3,000          3,000

                                                                             20.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

NOTE 14 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

condensed financial information of Community First, Inc. follows:

CONDENSED BALANCE SHEET

($ amounts in thousands)

                                                                                      2004             2003
                                                                                ---------------    -------------
ASSETS

     Cash and cash equivalents                                                  $           900    $         129
     Investment in banking subsidiary                                                    23,725           16,258
     Other assets                                                                            75              203
                                                                                ---------------    -------------

              Total assets                                                      $        24,700    $      16,590
                                                                                ===============    =============

LIABILITIES AND EQUITY

     Subordinated debentures                                                    $         3,000    $       3,000
     Other liabilities                                                                      248              145
                                                                                ---------------    -------------
              Total liabilities                                                           3,248            3,145
     Shareholders' equity                                                                21,452           13,445
                                                                                ---------------    -------------

              Total liabilities and shareholders' equity                        $        24,700    $      16,590
                                                                                ===============    =============

CONDENSED STATEMENTS OF INCOME
($ amounts in thousands)

                                                                                     2004              2003
                                                                                ---------------    -------------
Interest income                                                                 $             4    $           4
Dividends from subsidiaries                                                                   -              143
                                                                                ---------------    -------------
     Total income                                                                             4              147

Interest expense                                                                            203              143
Other expense                                                                               145              131
                                                                                ---------------    -------------
     Total expenses                                                                         348              274
                                                                                ---------------    -------------

Income before income tax and undistributed subsidiary income                               (344)            (127)
Income tax benefit                                                                          132              104
Equity in undistributed subsidiary income                                                 2,344            1,287
                                                                                ---------------    -------------

     Net income                                                                 $         2,132    $       1,264
                                                                                ===============    =============

                                                                             21.

                             COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

NOTE 14 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
($ amounts in thousands)

                                                                                   2004             2003
                                                                               -------------    -------------
Cash flows from operating activities
     Net income                                                                $       2,132    $       1,264
     Adjustments:
         Equity in undistributed subsidiary income                                    (2,344)          (1,287)
         Change in other, net                                                            139               69
                                                                               -------------    -------------
              Net cash from operating activities                                         (73)             (46)

Cash flows from investing activities
     Investments in and advances to bank subsidiary                                   (5,140)               -
                                                                               -------------    -------------
              Net cash from investing activities                                      (5,140)               -

Cash flows from financing activities
         Proceeds from issuance of stock                                               5,984               69
                                                                               -------------    -------------
         Net cash from financing activities                                            5,984               69
                                                                               -------------    -------------

Net change in cash and cash equivalents                                                  771              115

Beginning cash and cash equivalents                                                      129               14
                                                                               -------------    -------------

Ending cash and cash equivalents                                               $         900    $         129
                                                                               =============    =============

                                                                             22.

NOTE 16 - EARNINGS PER SHARE

The factors used in the earnings per share computation follows:

                                                                           2004              2003
                                                                     ---------------    -------------
Basic

     Net income                                                      $         2,132    $       1,264
                                                                     ===============    =============

         Weighted average common shares outstanding                        1,369,078        1,151,772
                                                                     ---------------    -------------

         Basic earnings per common share                             $          1.56    $        1.10
                                                                     ===============    =============

Diluted
     Net income                                                      $         2,132    $       1,264
                                                                     ===============    =============
         Weighted average common shares outstanding
           for basic earnings per common share                             1,369,078        1,151,772
         Add:  Dilutive effects of assumed
           exercise of stock options                                          49,245           69,575
                                                                     ---------------    -------------

         Average shares and dilutive potential
           common shares                                                   1,418,323        1,221,347
                                                                     ===============    =============

         Diluted earnings per common share                           $          1.50    $        1.03
                                                                     ===============    =============

No options were antidilutive for 2004 or 2003.