Form 10KSB/A, Exhibit 13
period 2004-12-31
COMMUNITY FIRST INC
filed 2005-05-13
CIK 1179500

                                                                    EXHIBIT 13.1

                              COMMUNITY FIRST, INC.
                        CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

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
                                   =======    =======

During 2004, construction was begun on a new operation building. Total expenditures for the building are expected to be approximately $1,805,000 with completion scheduled for early 2005. The Bank purchased 6.45 acres of land totaling $2,759,000 in Williamson County in 2004. The Bank intends to build a branch on some of the land and sell the remaining 4.42 acres of property recorded at $1,434,000.

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