Form 10KSB, Exhibit 13
period 2005-12-31
COMMUNITY FIRST INC
filed 2006-03-24
CIK 1179500

                                                                    EXHIBIT 13.1

                        CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

                                    CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...............       1

FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS......................................       2

     CONSOLIDATED STATEMENTS OF OPERATIONS............................       3

     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY.......       4

     CONSOLIDATED STATEMENTS OF CASH FLOWS............................       5

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.......................       6

[CROWE LOGO]

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Community First, Inc.
Columbia, Tennessee

We have audited the consolidated balance sheets of Community First, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community First, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with United States generally accepted accounting principles.

                                                  [CROWE CHIZEK AND COMPANY LLC]
                                                   Crowe Chizek and Company LLC

Brentwood, Tennessee
March 3, 2006

                              COMMUNITY FIRST, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2005 AND 2004

($ amounts in thousands, except share data)

                                                                                      2005          2004
                                                                                   -----------   ---------
ASSETS
Cash and due from banks                                                            $    12,643   $   5,383
Federal funds sold                                                                      13,083       3,857
                                                                                   -----------   ---------
   Cash and cash equivalents                                                            25,726       9,240
Securities available for sale                                                           30,330      27,867
Loans held for sale                                                                      1,890       1,508
Loans                                                                                  259,418     210,827
Allowance for loan losses                                                               (3,268)     (2,740)
                                                                                   -----------   ---------
  Net loans                                                                            256,150     208,087
                                                                                   -----------   ---------

Premises and equipment                                                                   7,301       7,948
Accrued interest receivable                                                              1,464         941
Federal Home Loan Bank stock                                                               663         581
Other assets                                                                             5,282       1,170
                                                                                   -----------   ---------

   Total assets                                                                    $   328,806   $ 257,342
                                                                                   ===========   =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
  Noninterest-bearing                                                              $    32,499   $  20,856
  Interest-bearing                                                                     253,744     202,922
                                                                                   -----------   ---------
   Total deposits                                                                      286,243     223,778

Federal Home Loan Bank advances                                                          8,000       8,000
Subordinated debentures                                                                  8,000       3,000
Accrued interest payable                                                                 1,063         615
Other liabilities                                                                        1,483         497
                                                                                   -----------   ---------
  Total liabilities                                                                    304,789     235,890

Shareholders' equity
  Common stock, no par value, authorized 5,000,000 shares; 2,873,514
   shares issued 2005, 2,865,848 shares issued in 2004                                  17,658      17,563
  Retained earnings                                                                      6,503       3,938
  Accumulated other comprehensive income (loss)                                           (144)        (49)
                                                                                   -----------   ---------
   Total shareholders' equity                                                           24,017      21,452
                                                                                   -----------   ---------

   Total liabilities and shareholders' equity                                      $   328,806   $ 257,342
                                                                                   ===========   =========

         See accompanying notes to consolidated financial statements.         2.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

($ amounts in thousands, except per share data)

                                                              2005            2004
                                                            --------        --------
Interest income
  Loans, including fees                                     $ 16,189        $ 11,773
  Securities                                                   1,003             759
  Federal funds sold                                             113              61
                                                            --------        --------
   Total interest income                                      17,305          12,593

Interest expense
  Deposits                                                     6,409           3,845
  Federal Home Loan Bank advances                                326             282
  Other                                                          271             145
                                                            --------        --------
   Total interest expense                                      7,006           4,272
                                                            --------        --------

NET INTEREST INCOME                                           10,299           8,321
Provision for loan losses                                        683             720
                                                            --------        --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            9,616           7,601

Noninterest income
  Service charges on deposit accounts                          1,561           1,564
  Mortgage banking activities                                    469             378
  Other                                                          326             165
                                                            --------        --------
   Total other income                                          2,356           2,107

Noninterest expenses
  Salaries and employee benefits                               3,929           2,793
  Occupancy                                                      453             294
  Furniture and equipment                                        518             436
  Data processing fees                                           575             500
  Advertising and public relations                               340             302
  Losses on bad checks                                           175             229
  Other                                                        2,156           1,775
                                                            --------        --------
   Total other expenses                                        8,146           6,329
                                                            --------        --------

INCOME BEFORE INCOME TAXES                                     3,826           3,379
Income taxes                                                   1,261           1,247
                                                            --------        --------
NET INCOME                                                  $  2,565        $  2,132
                                                            ========        ========

Net income per share
  Basic                                                     $   0.89        $   0.78
  Diluted                                                       0.86            0.75

         See accompanying notes to consolidated financial statements.         3.

                              COMMUNITY FIRST, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

($ amounts in thousands)

                                                                                              Accumulated
                                                                                                 Other            Total
                                                                Common          Retained      Comprehensive    Shareholders'
                                               Shares            Stock          Earnings      Income (Loss)       Equity
                                              ---------       ----------        ----------    -------------    ------------
Balance at January 1, 2004                    2,309,812       $   11,579          $  1,806         $     60        $ 13,445

Stock offering                                  360,000            4,448                                              4,448
Exercise of stock options                       196,036            1,233                 -                -           1,233
Tax benefit arising from the exercised
  stock options                                       -              303                 -                -             303
Comprehensive income
  Net income                                          -                -             2,132                -           2,132
  Other comprehensive income
   Change in unrealized gain (loss) on
    securities available for sale, net                -                -                 -             (109)           (109)
                                                                                                               -------------

Total comprehensive income                            -                -                 -                -           2,023
                                              ---------       ----------        ----------    -------------    ------------

Balance at December 31, 2004                  2,865,848           17,563             3,938              (49)         21,452

Exercise of stock options                         7,666               56                 -                -              56
Tax benefit arising from the exercised
  stock options                                       -               39                 -                -              39
Comprehensive income
  Net income                                          -                -             2,565                -           2,565
  Other comprehensive income
   Change in unrealized gain (loss) on
    securities available for sale, net                -                -                 -              (95)            (95)
                                                                                                               ------------

Total comprehensive income                                                                                            2,470
                                              ---------       ----------        ----------    -------------    ------------

Balance at December 31, 2005                  2,873,514       $   17,658          $  6,503         $   (144)       $ 24,017
                                              =========       ==========        ==========    =============    ============

         See accompanying notes to consolidated financial statements.         4.

                              COMMUNITY FIRST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

($ amounts in thousands)

                                                                                          2005           2004
                                                                                       ----------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES

  Net income                                                                           $    2,565     $    2,132
   Adjustments to reconcile net income to net cash from operating activities
    Depreciation and amortization                                                             549            603
    Provision for loan losses                                                                 683            720
    Deferred income tax (benefits)                                                           (204)            39
    Mortgage loans originated for sale                                                    (25,007)       (17,814)
    Proceeds from sale of mortgage loans                                                   25,094         17,761
    Gain on sale of loans                                                                    (469)          (378)
    Loss on sale of other real estate owned                                                    27            (23)
    FHLB stock dividends                                                                      (28)           (18)
    Increase in accrued interest receivable                                                  (523)          (114)
    Increase in accrued interest payable                                                      448            212
    Other, net                                                                              1,493            (75)
                                                                                       ----------     ----------
     Net cash from operating activities                                                     4,628          3,045

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of securities available for sale                                              (14,428)       (17,598)
  Principal payments for securities available for sale                                      1,245          1,478
  Maturities and redemptions of securities available for sale                              10,500         17,000
  Purchase of Federal Home Loan Bank stock                                                    (54)          (171)
  Net increase in loans                                                                   (49,950)       (39,416)
  Proceeds from sale of other real estate owned                                               319            420
  Purchases of premises and equipment                                                         166         (4,654)
  Purchase of life insurance policies                                                      (3,500)             -
                                                                                       ----------     ----------
     Net cash from investing activities                                                   (55,702)       (42,941)

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in deposits                                                                     62,465         28,539
  Proceeds from FHLB advances                                                                   -          3,000
  Proceeds from issuance of subordinated debentures                                         5,000              -
  Proceeds from issuance of common stock                                                       95          5,984
                                                                                       ----------     ----------
   Net cash from financing activities                                                      67,560         37,523
                                                                                       ----------     ----------

Net decrease in cash and cash equivalents                                                  16,486         (2,373)

Cash and cash equivalents at beginning of period                                            9,240         11,613
                                                                                       ----------     ----------

CASH AND CASH EQUIVALENTS A END OF PERIOD                                              $   25,726     $    9,240
                                                                                       ==========     ==========

Supplemental disclosures of cash flow information
Cash paid during year for:
  Interest                                                                             $    6,558     $    4,060
  Income taxes                                                                              1,388          1,099
  Transfer from loans to repossessed assets                                                   602            412

         See accompanying notes to consolidated financial statements.         5.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Community First, Inc. and its wholly-owned subsidiary, Community First Bank & Trust, together referred to as "the Company". The Bank's sole subsidiary is Community First Title, Inc., a Tennessee chartered and regulated title insurance company. CFBT Investments, Inc. is the wholly-owned subsidiary of Community First Title, Inc. and is the parent of Community First Properties, Inc. which was established as a Real Estate Investment Trust pursuant to Internal Revenue Service regulations. Intercompany transactions and balances are eliminated in consolidation. Footnote tables are presented in thousands, except share and per share data.

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

                                   (Continued)
                                                                              6.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

accrued on the unpaid principal balance. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Interest income on mortgage and commercial loans is discounted at the time the loan is 90 days delinquent unless the loan is well secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loan is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

                                   (Continued)
                                                                              7.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 40 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 5 to 7 years.

Stock Dividends: A two-for one stock split to shareholders in the form of a 100% stock dividend was distributed in May 2005, resulting in the issuance of 1,433,424 shares of common stock. Share data has been adjusted to reflect the stock dividend.

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

                                   (Continued)
                                                                              8.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FAS 123R requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified in fiscal years beginning in 2006. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $268,404 in 2006 and $165,080 in 2007. There will be no significant effect on financial position as total equity will not change.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $966,000 was required to meet regulatory reserve and clearing requirements at year-end 2005. These balances do not earn interest.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Benefit Plan: In January 2003, the Bank adopted a 401(k) plan for all employees. The Bank matches up to 3% of wages for all periods presented. The Bank contributed $64 in 2005, and $57 in 2004.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders. The Company has not paid any dividends to date.

                                  (Continued)
                                                                              9.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

                                                                                               2005        2004
                                                                                            ----------   ----------
Net income as reported                                                                      $    2,565   $    2,132
  Deduct: Stock-based compensation expense determined under fair value based method                173          249
                                                                                            ----------   ----------
    Pro forma net income                                                                    $    2,392   $    1,883
                                                                                            ==========   ==========

Basic income per share
                            As reported                                                     $    0.89    $    0.78
                            Pro forma                                                            0.83         0.69

Diluted income per share
                            As reported                                                          0.86         0.75
                            Pro forma                                                            0.80         0.67

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                                                                           2005             2004
                                                                                        -----------        -------
Risk-free interest rate                                                                  4.04%-4.55%          3.22%
Expected option life                                                                        7 years        7 years
Expected stock price volatility                                                         18.65-18.87%         20.94%
Dividend yield                                                                                 0.00%          0.00%

The weighted average fair value of options granted during 2005 and 2004 was $12.02 and $10.82.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

                                  (Continued)

                                                                             10.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 2 - SECURITIES AVAILABLE FOR SALE

The fair value of securities available for sale and the related gross unrealized gains and losses are as follows:

                                                                       Gross           Gross
                                                     Fair            Unrealized      Unrealized
                                                     Value             Gains           Losses
                                                  ----------         -----------     -----------
2005
   U.S. Government and federal agency             $   18,887             $     -         $   (95)
   Mortgage-backed securities                          3,089                   1            (105)
   State and municipals                                5,487                  24             (59)
   Other debt securities                               2,502                   2               -
   Equity securities                                     365                   -               -
                                                  ----------         -----------     -----------
    Total                                         $   30,330             $    27         $  (259)
                                                  ==========         ===========     ===========

2004
   U.S. Government and federal agency             $   16,932             $     -         $   (95)
   Mortgage-backed securities                          4,416                  15             (50)
   State and municipals                                3,138                  22             (32)
   Other debt securities                               3,061                 124             (63)
   Equity securities                                     320                   -               -
                                                  ----------         -----------     -----------
    Total                                         $   27,867             $   161         $  (240)
                                                  ==========         ===========     ===========

The fair value of debt securities at December 31, 2005, by contractual maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                  Fair Value
                                                  -----------
Due in one year or less                              $ 11,914
Due after one through five years                        7,317
Due after five through ten years                        1,246
Due after ten years                                     6,399
Mortgage-backed securities                              3,089
Equity securities                                         365
                                                  -----------
  Total                                              $ 30,330
                                                  ===========

There were no gains in 2005 and 2004 recognized from sale of securities available for sale.

Securities carried at $18,399 and $11,394 at December 31, 2005 and 2004, were pledged to secure deposits and for other purposes as required or permitted by law.

                                  (Continued)

                                                                             11.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 2 - SECURITIES AVAILABLE FOR SALE (Continued)

The following table shows securities with unrealized losses and their fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005.

2005                                        Less than 12 Months       12 Months or More              Total
----                                       ---------------------    ---------------------   ----------------------
                                             Fair     Unrealized     Fair      Unrealized     Fair      Unrealized
Description of Securities                   Value        Loss        Value        Loss        Value        Loss
-------------------------                  -------    ----------    -------    ----------   --------    ----------
US Government and federal agency           $11,926      $    (55)   $ 6,961      $    (40)  $ 18,887       $   (95)
Mortgage-backed securities                     241            (7)     2,626           (98)     2,867          (105)

Tax free municipals                          2,791           (40)       691           (19)     3,482           (59)
                                           -------      --------    -------      --------   --------       -------

Total temporarily impaired                 $14,958      $   (102)   $10,278      $   (157)  $ 25,236       $  (259)
                                           =======      =========   =======      ========   ========       =======

2004                                        Less than 12 Months       12 Months or More              Total
----                                       ---------------------    ---------------------   ----------------------
                                             Fair     Unrealized     Fair      Unrealized     Fair      Unrealized
Description of Securities                   Value        Loss        Value        Loss        Value        Loss
-------------------------                  -------    ----------    -------    ----------   --------    ----------
US Government and federal agency           $16,932      $   (95)    $     -      $      -   $ 16,932       $   (95)
Mortgage-backed securities                   2,892          (30)        736           (20)     3,628           (50)
Tax free municipals                          1,805          (32)          -             -      1,805           (32)
Other debt securities                            -            -         437           (63)       437           (63)
                                           ------    ----------     -------    ----------   --------    ----------

Total temporarily impaired                 $21,629      $  (157)    $ 1,173      $    (83)  $ 22,802       $  (240)
                                           =======    ==========    =======    ==========   ========    ==========

Unrealized losses on securities have not been recognized into income because the securities are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the securities approach their maturity date and/or market rates decline.

NOTE 3 - LOANS

A summary of loans outstanding by category at December 31, 2005 and 2004 follows:

                                                       2005          2004
                                                   -----------   -----------
Real estate
   Construction                                    $    61,530   $    36,241
   1-4 family residential                               79,634        67,844
   Commercial                                           69,549        66,319
   Other                                                   894           288
Commercial, financial and agricultural                  36,601        30,068
Consumer                                                10,803         9,597
Other                                                      407           470
                                                   -----------   -----------
                                                   $   259,418   $   210,827
                                                   ===========   ===========

                                  (Continued)

                                                                             12.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 3 - LOANS (Continued)

Changes in the allowance for loan losses were as follows:

                                                                     2005          2004
                                                                   --------     ---------
Balance at beginning of year                                       $  2,740      $  2,249
  Provision for loan losses                                             683           720
  Loans charged off                                                    (233)         (252)
  Recoveries                                                             78            23
                                                                   --------     ---------

Balance of end of year                                             $  3,268      $  2,740
                                                                   ========     =========

Impaired loans were as follows:

                                                                    2005          2004
                                                                   --------     ---------
Year-end loans with no allocated allowance for loan losses         $      -      $      -
Year-end loans with allocated allowance for loan losses                 117           392
                                                                   --------     ---------

  Total                                                            $    117      $    392
                                                                   ========     =========
Amount of the allowance for loan losses allocated                  $     36      $     50

Average of impaired loans during the year                          $    176      $    265
Interest income recognized during impairment                              -             -
Cash-basis interest income recognized                                     -             -

Nonperforming loans were as follows:

                                                                    2005          2004
                                                                   --------     ---------
Loans past due over 90 days still on accrual                       $      -      $      -
Nonaccrual loans                                                        508           905

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

                                  (Continued)

                                                                             13.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 4 - PREMISES AND EQUIPMENT

Depreciation expense for the year ended 2005 and 2004 was $346 and $377. The following is a summary of premises and equipment as of December 31, 2005 and 2004.

                                              2005          2004
                                            --------      --------
Land                                        $  2,566      $  4,096
Buildings and improvements                     2,697         1,645
Furniture and equipment                        3,066         1,945
Construction in process                          831         1,661
                                            --------      --------
                                               9,160         9,347
Less: Allowance for depreciation              (1,859)       (1,399)
                                            --------      --------

                                            $  7,301      $  7,948
                                            ========      ========

The Bank purchased 6.45 acres of land totaling $2,759 in Williamson County in 2004. The Bank is building a branch on 1.89 acres of the land on Carothers Parkway and sold the remaining 4.56 acres of the property in 2005. The $390 gain related to the sale of the property has been deferred in 2005. During 2005, construction began on a new Carothers Parkway branch in Williamson County. Total expenditures for the Carothers Parkway branch building are expected to be approximately $3,250 with completion scheduled for late 2006.

Rent expense was $126 and $99 for 2005 and 2004. Rent commitments under noncancelable operating leases were as follows.

2006                                        $    107
2007                                             121
2008                                             123
2009                                             122
2010                                             122
                                            --------

                                            $    595
                                            ========

NOTE 5 - DEPOSITS

Deposits at December 31, 2005 and 2004 are summarized as follows:

                                              2005          2004
                                            --------      --------
Noninterest-bearing demand accounts         $ 32,499      $ 20,856
Interest-bearing demand accounts              45,804        48,130
Savings accounts                               9,570         9,936
Time deposits greater than $100,000           82,079        60,972
Other time deposits                          116,291        83,884
                                            --------      --------

                                            $286,243      $223,778
                                            ========      ========

                                   (Continued)

                                                                             14.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 5 - DEPOSITS (Continued)

At December 31, 2005, scheduled maturities of time deposits are as follows:

2006                          $   156,930
2007                               35,221
2008                                3,134
2009                                1,966
2010                                1,119
                              -----------

                              $   198,370
                              ===========

Included in other time deposits above are brokered time deposits of $15,319 at December 31, 2005, with a weighted rate of 4.15%. These deposits represent funds which the Bank obtained, directly or indirectly, through a deposit broker. A deposit broker places deposits from third parties with insured depository institutions or places deposits with an institution for the purpose of selling interest in those deposits to third parties.

Included in 2005 the Bank had $10,152 of brokered deposits which mature in 2006, $4,167 which mature in 2007 and $1,000 which mature in 2008.

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES

The Bank has established a line of credit with the Federal Home Loan Bank (FHLB) secured by a blanket pledge of 1-4 family residential mortgage loans. The extent of the line is dependent, in part, on available collateral. The arrangement is structured so that the carrying value of the loans pledged amounts to 125% of the principal balance of the advances from the FHLB. To participate in this program, the Bank is required to be a member of the Federal Home Loan Bank and own stock in the FHLB. The Bank has $663 of such stock at December 31, 2005 to satisfy this requirement.

At December 31, 2005 and 2004, advances from the FHLB totaled $8,000. The fixed interest rates on these advances range from 2.74% to 4.67% for December 31, 2005 and 2004. The weighted average rates for December 31, 2005 and 2004 were 3.65% and 3.80%. At December 31, 2005 and 2004, undrawn standby letters of credit with the FHLB totaled $7,000. The letter of credit is used as a pledge to the State of Tennessee Bank Collateral Pool. Qualifying loans totaling $18,750 were pledged as security under a blanket pledge agreement with the FHLB at December 31, 2005.

                                  (Continued)

                                                                             15.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES (Continued)

Maturities of the advances from the FHLB are as follows:

2006                          $     4,000
2007                                2,000
2008                                2,000
                              -----------
                              $     8,000
                              ===========

NOTE 7 - SUBORDINATED DEBENTURES

In 2002, the Company borrowed $3,000 of 4.75% floating rate mandatory redeemable securities through a special purpose entity as part of a private offering. The securities mature on December 31, 2032; however, the maturity may be shortened to a date not earlier than September 30, 2007. They are presented in liabilities on the balance sheet and count as Tier 1 capital for regulatory capital purposes. Debt issue costs of $74,000 have been capitalized and are being amortized over the term of the securities. Principal officers, directors, and their affiliates at year end 2005 and 2004 owned $700 of the $3,000 subordinated debentures.

In 2005, the Company borrowed $5,000 of 5.33% floating rate mandatory redeemable securities through a special purpose entity as part of a pool offering. These securities mature on September 15, 2035, however, the maturity may be shortened to a date not earlier that September 2010. They are also presented in liabilities on the balance sheet and $4,500 counts as Tier 1 capital for regulatory purposes. There was no debt issuance cost in obtaining the subordinated debenture.

NOTE 8 - INCOME TAXES

The tax effect of each type of temporary difference that gives rise to net deferred tax assets and liabilities is as follows:

                                               2005     2004
                                             -------   ------
Deferred tax assets (liabilities)
   Allowance for loan losses                 $ 1,168   $  926
   Prepaids                                     (103)     (57)
   Depreciation                                 (338)    (366)
   Unrealized loss/(gain) on securities          (85)      30
   Other                                         (19)       1
                                             -------   ------

   Balance at end of year                    $   623   $  534
                                             =======   ======

                                  (Continued)

                                                                             16.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 8 - INCOME TAXES (Continued)

The components of income tax expense (benefit) are summarized as follows:

                                                             2005       2004
                                                           --------   --------
Current
  Federal                                                  $  1,426   $    993
  State                                                          39        215
                                                           --------   --------
   Total current taxes                                        1,465      1,208
                                                           --------   --------

Deferred
  Federal                                                  $   (181)  $     32
  State                                                         (23)         7
                                                           --------   --------
   Total deferred taxes                                        (204)        39
                                                           --------   --------

   Income tax expense                                      $  1,261   $  1,247
                                                           ========   ========

A reconciliation of actual income tax expense in the financial statements to the expected tax benefit (computed by applying the statutory Federal income tax rate of 34% to income before income taxes) is as follows:

                                                             2005       2004
                                                           --------   --------
Computed expected tax expense                              $  1,301   $  1,149
State income taxes, net of effect of federal income taxes        11        146
Other, net                                                      (51)       (48)
                                                           --------   --------

  Income tax expense                                       $  1,261   $  1,247
                                                           ========   ========

NOTE 9 - REGULATORY MATTERS

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

The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The risk-based guidelines are based on the assignment of risk weights to assets and off-balance sheet items depending on the level of credit risk associated with them. In addition to minimum capital requirements, under the regulatory framework for prompt corrective action, regulatory agencies have specified certain ratios an institution must maintain to be considered "undercapitalized", "adequately capitalized", and "well capitalized". As of December 31, 2005, the most recent notification from the Bank's regulatory

                                  (Continued)

                                                                             17.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 9 - REGULATORY MATTERS (Continued)

authority categorized the Bank as "well capitalized". There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's and the Company's capital amounts and ratios at December 31, 2005 and 2004, are as follows:

                                                                                               To Be Well
                                                                                            Capitalized Under
                                                                       For Capital          Prompt Corrective
                                                   Actual           Adequacy Purposes       Action Provisions
                                            -------------------    -------------------     --------------------
                                              Amount      Ratio      Amount      Ratio       Amount      Ratio
                                            ----------    -----    ----------    -----     -----------   ------
2005
Total Capital to risk weighted assets
  Bank                                      $   34,283    12.37%   $   22,166     8.00%    $    27,708    10.00%
  Consolidated                                  35,429    12.77%       22,200     8.00%         27,749    10.00%

Tier 1 to risk weighted assets
  Bank                                      $   31,015    11.19%   $   11,083     4.00%    $    16,625     6.00%
  Consolidated                                  32,161    11.59%       11,100     4.00%         16,650     6.00%

Tier 1 to average assets
  Bank                                      $   31,015     9.91%   $   12,523     4.00%    $    15,653     5.00%
  Consolidated                                  32,161    10.25%       12,555     4.00%         15,693     5.00%

2004
Total Capital to risk weighted assets
  Bank                                      $   26,396    12.16%   $   17,368     8.00%    $    21,710    10.00%
  Consolidated                                  27,072    12.52%       17,304     8.00%         21,630    10.00%

Tier 1 to risk weighted assets
  Bank                                      $   23,682    10.91%   $    8,684     4.00%    $    13,026     6.00%
  Consolidated                                  24,501    11.33%        8,652     4.00%         12,978     6.00%

Tier 1 to average assets
  Bank                                      $   23,682     9.33%   $   10,158     4.00%    $    12,697     5.00%
  Consolidated                                  24,501     9.63%       10,177     4.00%         12,722     5.00%

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

                                  (Continued)

                                                                             18.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 10 - OFF-BALANCE SHEET ACTIVITIES (Continued)

The contractual amount of financial instruments with off-balance sheet risk was as follows at year-end 2005.

                                          2005                   2004
                                -----------------------   ------------------
                                  Fixed        Variable    Fixed    Variable
                                   Rate          Rate       Rate      Rate
                                ---------      --------   --------  --------
Commitments to extend credit    $   6,335      $ 35,693   $  3,852  $ 25,675
Letters of credit                       -         3,515          -     3,490

These commitments are generally made for periods of one year or less. The fixed rate loan commitments have interest rates ranging from 5.50% to 9.25%.

NOTE 11 - STOCK OPTIONS

The Company established an Incentive Stock Option Plan for certain members of management and employees and an Organizers' Non-Qualified Stock Option Plan effective May 17, 1999. A new Stock Incentive Plan was approved April 26, 2005 at the stockholders meeting. The plans allow for the grant of options and other equity securities to key employees and directors. Exercise price is the market price at the date of grant, so there is no compensation expense recognized in the income statement. The organizer options vest ratably over three years. The employee options vest ratably from two to four years and the management options vest ratably over six years. All options expire within ten years from the date of grant. The Company has 339,688 authorized shares available to grant as of December 31, 2005.

A summary of the status of the Company's stock option plans for the two years ended December 31, 2005, and the changes during those years is presented below:

                                              Total Option       Weighted
                                                 Shares          Average
                                              Outstanding     Exercise Price
                                              -----------     --------------
Outstanding at January 1, 2004                  303,000        $      5.44
  Options granted                               110,160              13.10
  Options exercised                            (196,036)              6.29
  Options forfeited                             (22,314)              7.16
                                               --------        -----------
Outstanding at December 31, 2004                194,810        $      8.69

  Options granted                                48,300              24.66
  Options exercised                              (7,666)              7.39
  Options forfeited                              (5,634)             12.51
                                               --------        -----------

Outstanding at December 31, 2005                229,810        $     12.02
                                               ========        ===========

                                  (Continued)

                                                                             19.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 11 - STOCK OPTIONS (Continued)

Options exercisable at year end 2005 and 2004 totaled 159,411 and 126,028. The weighted average exercise price for options exercisable at year-end 2005 and 2004 was $7.94 and $7.37.

Options outstanding at year-end 2005 were as follows:

                                          Outstanding
                             -------------------------------------                Exercisable
                                           Weighted                           -------------------
                                            Average       Weighted                       Weighted
                                           Remaining      Average                        Average
Exercise                                  Contractual     Exercise                       Exercise
 Prices                       Number         Life          Price              Number      Price
--------                     -------      -----------     --------            -------    --------
$ 5.00                        92,564       3.4 years       $ 5.00              92,564     $ 5.00
  9.50                        12,666       6.4 years         9.50              12,666       9.50
 10.00                         9,000       7.4 years        10.00               5,934      10.00
 12.50                        38,580       3.4 years        12.50              38,580      12.50
 13.00                         5,500       8.4 years        13.00               1,834      13.00
 15.00                        23,500       8.9 years        15.00               7,833      15.00
 24.00                        22,500       9.6 years        24.00                   -      24.00
 25.00                        19,500       9.9 years        25.00                   -      25.00
 26.00                         6,000      9.10 years        26.00                   -      26.00
                             -------                                          -------

Outstanding at year end      229,810                                          159,411
                             =======                                          =======

NOTE 12 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in 2005 were as follows:

Beginning balance                          $      3,674
New loans                                         2,719
Effect of changes in related parties                  -
Repayments                                       (1,273)
                                           ------------

Ending balance                             $      5,120
                                           ============

Deposits from principal officers, directors, and their affiliates at year-end 2005 and 2004 were $3,733 and $5,918.

Principal officers, directors, and their affiliates at year end 2005 and 2004 owned $700 of the $3,000 subordinated debentures.

As of December 31, 2005 the approved available unused lines of credit on related parties were $740.

                                  (Continued)

                                                                             20.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The methods and assumptions used to estimate fair value are described as follows:

Many of the Company's assets and liabilities are short-term financial instruments whose carrying amounts reported in the consolidated balance sheets approximate fair value. These items include cash and cash equivalents, loans held for sale, Federal Home Loan Bank stock, Federal Home Loan Bank advances, accrued interest receivable and payable balances. The estimated fair values of the Company's remaining on-balance sheet financial instruments as of December 31, 2005 and 2004 are summarized below.

                                                      2005                   2004
                                            -----------------------  ---------------------
                                             Carrying      Fair      Carrying     Fair
                                              Amount       Value      Amount      Value
                                            ----------   ----------  --------   ----------
Financial assets
   Securities available for sale            $   30,330   $   30,330  $ 27,867   $   27,867
   Loans, net of allowance                     256,150      256,559   208,087      209,919
Financial liabilities
   Deposits with defined maturities         $  198,370   $  198,371  $144,856   $  144,868
   Deposits with undefined maturities           87,873       87,873    78,922       78,922
   Subordinated debentures                       8,000        8,000     3,000        3,000

SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. The disclosures also do not include certain intangible assets, such as customer relationships and deposit base intangibles. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                                  (Continued)

                                                                             21.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 14 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of Community First, Inc. follows:

CONDENSED BALANCE SHEET
($ amounts in thousands)

                                                                    2005            2004
                                                                ------------    ------------
ASSETS
   Cash and cash equivalents                                    $      1,153    $        900
   Investment in banking subsidiary                                   31,119          23,725
   Other assets                                                          149              75
                                                                ------------    ------------

        Total assets                                            $     32,421    $     24,700
                                                                ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
   Subordinated debentures                                      $      8,000    $      3,000
   Other liabilities                                                     404             248
                                                                ------------    ------------
        Total liabilities                                              8,404           3,248
   Shareholders' equity                                               24,017          21,452
                                                                ------------    ------------

        Total liabilities and shareholders' equity              $     32,421    $     24,700
                                                                ============    ============

CONDENSED STATEMENTS OF INCOME
($ amounts in thousands)

                                                                    2005            2004
                                                                ------------    ------------
Interest income                                                 $          8    $          4
Dividends from subsidiaries                                              100               -
                                                                ------------    ------------
   Total income                                                          108               4

Interest expense                                                         270             203
Other expense                                                            257             145
                                                                ------------    ------------
   Total expenses                                                        527             348
                                                                ------------    ------------

Income before income tax and undistributed subsidiary income            (419)           (344)
Income tax benefit                                                       151             132
Equity in undistributed subsidiary income                              2,833           2,344
                                                                ------------    ------------

   Net income                                                   $      2,565    $      2,132
                                                                ============    ============

                                   (Continued)

                                                                             22.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 14 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
($ amounts in thousands)

                                                                                         2005        2004
                                                                                       -------     -------
Cash flows from operating activities
    Net income                                                                         $ 2,565     $ 2,132
     Adjustments to reconcile net income to net cash from operating activities:
       Equity in undistributed subsidiary income                                        (2,833)     (2,344)
       Change in other, net                                                                (36)        139
                                                                                       -------     -------
           Net cash from operating activities                                             (304)        (73)

Cash flows from investing activities
    Investments in and advances to bank subsidiary                                      (4,500)     (5,140)
                                                                                       -------     -------
           Net cash from investing activities                                           (4,500)     (5,140)

Cash flows from financing activities
       Proceeds from issuance of stock                                                      57       5,984
       Proceeds from issuance of subordinated debentures                                 5,000           0
                                                                                       -------     -------
       Net cash from financing activities                                                5,057       5,984
                                                                                       -------     -------

Net change in cash and cash equivalents                                                    253         771

Beginning cash and cash equivalents                                                        900         129
                                                                                       -------     -------

Ending cash and cash equivalents                                                       $ 1,153     $   900
                                                                                       =======     =======

                                   (Continued)

                                                                             23.

                              COMMUNITY FIRST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 15 - EARNINGS PER SHARE

The factors used in the earnings per share computation follows:

                                                                                               2005           2004
                                                                                            ----------     ----------
Basic
    Net income                                                                              $    2,565     $    2,132
                                                                                            ==========     ==========

       Weighted average common shares outstanding                                            2,868,780      2,738,156
                                                                                            ----------     ----------

       Basic earnings per common share                                                      $     0.89     $     0.78
                                                                                            ==========     ==========

Diluted
    Net income                                                                              $    2,565     $    2,132
                                                                                            ==========     ==========
       Weighted average common shares outstanding for basic earnings per common share        2,868,780      2,738,156
       Add: Dilutive effects of assumed  exercise of stock options                             105,331         98,490
                                                                                            ----------     ----------

       Average shares and dilutive potential  common shares                                  2,974,111      2,836,646
                                                                                            ==========     ==========

       Diluted earnings per common share                                                    $     0.86     $     0.75
                                                                                            ==========     ==========

No options were antidilutive for 2005 or 2004.

NOTE 16 - LEGAL PROCEEDINGS

The Company's bank subsidiary is a defendant in a suit filed on May 31, 2005 in Maury County Circuit Court, Holloway et al. v. Evers. et al, in which the plaintiff alleges that a bank loan officer disclosed the plaintiff's loan history at the bank to plaintiff's two partners in a real estate development, who subsequently forced plaintiff to sell his interest to them. Plaintiff alleges causes of action for tortious interference with contract, breach of common law fiduciary duty, and violation of the Financial Records Privacy Act. Plaintiff seeks $5,000,000 in compensatory damages and $5,000,000 in punitive damages, jointly and severally, from the bank and his two partners. The Company believes the claim is without merit, intends to vigorously defend the suit, and does not believe the ultimate disposition of the suit will have a material adverse effect on its financial condition or results of operation.

                                  (Continued)

                                                                             24.